Filed Pursuant to Rule 424(b)(5)
Registration No. 333-171519

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.500% Senior Guaranteed Notes due 2014	$750,000,000	$87,075
Guarantee of 4.500% Senior Guaranteed Notes due 2014	—	(2)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	In accordance with Rule 457(n), no additional registration fee is payable with respect to the guarantees.

Prospectus Supplement

(To Prospectus dated January 3, 2011)

$750,000,000

Ally Financial Inc.

4.500% Senior Guaranteed Notes due 2014

Guaranteed by Certain Subsidiaries of Ally Financial Inc.

This is an offering of $750,000,000 aggregate principal amount of 4.500% Senior Guaranteed Notes due 2014 (the “notes”) of Ally Financial Inc. (“Ally”). The notes will bear interest at a rate of 4.500% per year. Ally will pay interest on the notes semi-annually on February 11 and August 11, in cash in arrears, of each year, beginning on August 11, 2011. The notes will mature on February 11, 2014.

The notes will be fully fungible with, and form a single series with, the $1,000,000,000 of 4.500% Senior Guaranteed Notes due 2014 of Ally, guaranteed by the note guarantors (as defined below), issued on February 11, 2011 (the “Existing Fixed Rate Notes”). It is expected that the notes offered hereby and the Existing Fixed Rate Notes will be of the same series and will have the same CUSIP number. As a result, the outstanding principal amount of the series of fixed rate notes, after issuance of the notes offered hereby, will be $1,750,000,000.

The notes will be unsubordinated unsecured obligations of Ally and will rank equally in right of payment with all of Ally’s existing and future unsubordinated unsecured indebtedness and senior in right of payment to all existing and future indebtedness that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to all existing and future secured indebtedness of Ally to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of Ally that are not note guarantors, to the extent of the value of the assets of those subsidiaries.

The notes will be unconditionally guaranteed by Ally US LLC, IB Finance Holding Company, LLC, GMAC Latin America Holdings LLC, GMAC International Holdings B.V. and GMAC Continental LLC, each a subsidiary of Ally (collectively, the “note guarantors”), on an unsubordinated basis (the “note guarantees”). The note guarantees will be unsubordinated unsecured obligations of each note guarantor and will rank equally in right of payment with all of each applicable note guarantor’s existing and future unsubordinated unsecured indebtedness, including each note guarantor’s guarantee of certain outstanding Ally notes, and senior in right of payment to all existing and future indebtedness of the applicable note guarantor that by its terms is expressly subordinated to the applicable note guarantee. Each note guarantee will be effectively subordinated to any secured indebtedness of such note guarantor to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of any non-guarantor subsidiaries of such note guarantor to the extent of the value of the assets of such subsidiaries. See “Description of Notes—Ranking.”

The notes will be issued in denominations of $2,000 and integral multiples of $1,000. The notes will not be listed on any exchange, listing authority or quotation system. Currently, there is no public market for the notes. The notes are not subject to redemption prior to maturity and there is no sinking fund for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-13 and incorporated by reference herein to read about the risks you should consider before buying the notes.

	Per Note	Total
Price to Public(1)	100.000%	$750,000,000
Underwriting discount	0.700%	$5,250,000
Proceeds, before expenses, to Ally(1)	99.300%	$744,750,000

(1)	Plus accrued interest from February 11, 2011

The notes are not savings or deposit accounts of Ally or any of its subsidiaries, and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency or insurer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form through The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme, on or about April 20, 2011.

Joint Book-Running Managers

Citi	J.P. Morgan

Co-Managers

Lloyds Securities	Aladdin Capital LLC	Blaylock Robert Van, LLC

April 13, 2011

Prospectus Supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates.

The distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus or any free writing prospectus comes should inform themselves about and observe such restrictions. This prospectus supplement, the accompanying prospectus or any free writing prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We expect that delivery of the notes will be made against payment therefor on or about April 20, 2011, which will be the fifth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is three business days preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

References in this prospectus supplement to “the Company,” “we,” “us,” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries (including Residential Capital, LLC, or “ResCap”) on a consolidated basis, unless the context otherwise requires, and the term “Ally” refers only to Ally Financial Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus supplement, other than statements of historical fact, including, without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and the other documents specifically incorporated by reference herein. See “Incorporation by Reference; Where You Can Find More Information.” Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus supplement. These forward-looking statements speak only as of the date of this prospectus supplement. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

INDUSTRY AND MARKET DATA

In this prospectus supplement and in the documents incorporated by reference herein, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we and the underwriters have not independently verified and do not guarantee the accuracy and completeness of this information.

S-i

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus supplement to help you understand our business and the notes. It does not contain all of the information that is important to you. You should carefully read this prospectus supplement in its entirety, including the information incorporated by reference into this prospectus supplement, to understand fully the terms of the notes, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page S-13 and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page S-i.

Unless stated otherwise, the discussion in this prospectus supplement of our business includes the business of Ally Financial Inc. and its direct and indirect subsidiaries (including ResCap). Unless otherwise indicated or the context otherwise requires, “the Company,” “we,” “us” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries (including ResCap) on a consolidated basis and the term “Ally” refers only to Ally Financial Inc.

Ally Financial Inc.

Ally (formerly GMAC Inc.) is a leading, independent, globally diversified, financial services firm with $172 billion in assets and operations in 37 countries. Founded in 1919, we are a leading automotive financial services company with over 90 years experience providing a broad array of financial products and services to automotive dealers and their customers. We are also one of the largest residential mortgage companies in the United States. We became a bank holding company on December 24, 2008, under the Bank Holding Company Act of 1956, as amended (the BHC Act). Our banking subsidiary, Ally Bank, is an indirect wholly owned subsidiary of Ally and a leading franchise in the growing direct (online and telephonic) banking market, with $33.9 billion of deposits at December 31, 2010. Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is (866) 710-4623.

Our Business

Global Automotive Services and Mortgage are our primary lines of business. Our Global Automotive Services business serves over 20,000 dealers globally with a wide range of financial services and insurance products. We have a dealer-focused business model that we believe makes us the preferred automotive finance company for thousands of automotive dealers. We have specialized incentive programs that are designed to encourage dealers to direct more of their business to us. In addition, we believe our longstanding relationship with General Motors Company (“GM”) has resulted in particularly strong relationships between us and thousands of dealers and extensive operating experience relative to other automotive finance companies.

Our mortgage business is a leading originator and servicer of residential mortgage loans in the United States and Canada.

Ally Bank, our direct banking platform, provides our Automotive Finance and Mortgage operations with a stable, low-cost funding source and facilitates prudent asset growth. Our focus is on building a stable deposit base driven by our compelling brand and strong value proposition. Ally Bank raises deposits directly from customers through a direct banking channel over the internet and by telephone. Ally Bank offers a full spectrum of deposit product offerings including certificates of deposit, savings accounts and money market accounts, as well as an online checking product. Ally Bank’s assets and operating results are divided between our North American Automotive Finance operations and Mortgage operations based on its underlying business activities.

Global Automotive Services

Our Global Automotive Services operations offer a wide range of financial services and insurance products to over 20,000 automotive dealerships and their retail customers. We have deep dealer relationships that have been built over our 90-year history and our dealer-focused business model encourages dealers to use our broad range of products through incentive programs like our Dealer Rewards program, which rewards individual dealers based on the depth and breadth of our relationship. Our automotive finance services include providing retail installment sales contracts, loans, and leases, offering term loans to dealers, financing dealer floorplans and other lines of credit to dealers, fleet leasing, and vehicle remarketing services. We also offer vehicle service contracts and commercial insurance primarily covering dealers’ wholesale vehicle inventories in the United States and internationally. We are a leading provider of vehicle service contracts with mechanical breakdown and maintenance coverages.

A significant portion of our Global Automotive Services business is conducted with or through GM- and Chrysler Group LLC (“Chrysler”)-franchised dealers and their customers.

On November 30, 2006, we entered into an agreement with General Motors Corporation (GM) that, subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers, it would do so exclusively through Ally. Most recently, this agreement was modified on May 22, 2009. As a result of these modifications: (1) through December 31, 2010, GM could offer retail financing incentive programs through a third-party financing source under certain specified circumstances and, in some cases, subject to the limitation that pricing offered by the third party meets certain restrictions, and after December 31, 2010, GM can offer any incentive programs on a graduated basis through third parties on a nonexclusive, side-by-side basis with Ally provided that the pricing of the third parties meets certain requirements; (2) Ally will have no obligation to provide operating lease financing products; and (3) Ally will have no targets against which it could be assessed penalties. The modified agreement will expire on December 31, 2013. A primary objective of Ally under the agreement continues to be supporting distribution and marketing of GM products.

On August 6, 2010, we entered into an agreement with Chrysler (which replaced a term sheet that was originally effective on April 30, 2009) to make available automotive financing products and services to Chrysler dealers and customers. We are Chrysler’s preferred provider of new wholesale financing for dealer inventory in the United States, Canada, and Mexico, along with other international markets upon the mutual agreement of the parties. We provide dealer financing and services and retail financing to qualified Chrysler dealers and customers as we deem appropriate according to our credit policies and in our sole discretion. Chrysler is obligated to provide us with certain exclusivity privileges including the use of Ally for designated minimum threshold percentages of certain Chrysler retail financing subvention programs. The agreement extends through April 30, 2013, with automatic one-year renewals unless either we or Chrysler provides sufficient notice of nonrenewal. During 2010, Chrysler also selected Ally to be the preferred financing provider for Fiat vehicles in the United States. Under this agreement, our North American Automotive Finance operations will offer retail financing, leasing, wholesale financing, working capital and facility loans, and remarketing services for Fiat vehicles in the United States.

In 2010, we also further diversified our Global Automotive Services customer base by establishing agreements with other manufacturers. In March 2010, we were selected by Spyker Cars N.V., which purchased Saab Automobile from GM, as the preferred source of wholesale and retail financing for qualified Saab dealers and customers in North America and internationally. Additionally, in November 2010, we were selected as the recommended provider of finance and insurance products and services for Saab dealerships in the United States. In April 2010, we were selected by Thor Industries, Inc. (Thor) as the preferred financial provider for its recreational vehicles. Thor is the world’s largest manufacturer of recreation vehicles, including brands such as Damon, Four Winds, Airstream, Dutchmen, Komfort, Breckenridge, CrossRoads, General Coach, and Keystone RV.

Our North American Automotive Finance operations consist of our automotive finance operations in the United States and Canada. Our International Automotive Finance operations are in Europe, Latin America, and Asia. Through our longstanding relationship with GM, we have extensive experience operating in international markets and broad global capabilities. We currently originate loans in 15 countries. During 2010 and 2009, we have significantly streamlined our international presence to focus on strategic operations in five core markets: Germany, the United Kingdom, Brazil, Mexico, and China through our joint venture, GMAC-SAIC Automotive Finance Company Limited (GMAC-SAIC). In China, GMAC-SAIC is a leading automotive finance company with broad geographic coverage and a full suite of products. We own 40% of GMAC-SAIC. The other joint venture partners include Shanghai Automotive Group Finance Company LTD and Shanghai General Motors Corporation Limited.

Our Insurance operations offer both consumer and commercial insurance products sold primarily through the automotive dealer channel. As part of our focus on offering dealers a broad range of products, we provide vehicle extended service contracts and mechanical breakdown coverages and underwrite selected commercial insurance coverages in the United States and internationally, primarily covering dealers’ wholesale vehicle inventory, as well as personal automobile insurance in certain countries outside the United States.

Mortgage

Our Mortgage operations are now reported as two distinct segments: (1) Origination and Servicing operations and (2) Legacy Portfolio and Other operations. These operations are conducted through the mortgage operations of Ally Bank in the United States, ResMor Trust in Canada, and subsidiaries of ResCap in the United States.

Our Origination and Servicing operations is one of the leading originators of conforming and government-insured residential mortgage loans in the United States. We also originate and purchase high-quality government-insured residential mortgage loans in Canada. We are one of the largest residential mortgage loan servicers in the United States and we provide collateralized lines of credit to other mortgage originators, which we refer to as warehouse lending. We finance our mortgage loan originations primarily in Ally Bank in the United States and in ResMor Trust in Canada. We sell the conforming mortgages we originate or purchase in sales that take the form of securitizations guaranteed by the Federal National Mortgage Association (Fannie Mae) or the Federal Home Loan Mortgage Corporation (Freddie Mac), and sell government-insured mortgage loans we originate or purchase in securitizations guaranteed by the Government National Mortgage Association (Ginnie Mae) in the United States and sell the insured mortgages we originate in Canada as National Housing Act Mortgage-Backed Securities (NHA-MBS) issued under the Canada Mortgage and Housing Corporation’s NHA-MBS program or through whole-loan sales.

Our Legacy Portfolio and Other operations primarily consists of loans originated prior to January 1, 2009, and includes noncore business activities including discontinued operations, portfolios in runoff, and cash held in ResCap. These activities, all of which we have discontinued, include, among other things: lending to real estate developers and homebuilders in the United States and the United Kingdom; purchasing, selling and securitizing nonconforming residential mortgage loans (with the exception of U.S. prime jumbo mortgage loans) in both the United States and internationally; certain conforming origination channels closed in 2008 and our mortgage reinsurance business. During 2009 and 2010, we performed a strategic review of our mortgage business. As a result of the review, we exited the European mortgage market through the sale of our United Kingdom and continental European operations. The sale of these operations was completed on October 1, 2010. We have substantially reduced the risk in our Mortgage operations since the onset of the housing crisis through a significant reduction in total assets, primarily through the runoff and divestiture of noncore businesses and assets.

Corporate and Other

Our Commercial Finance Group is included within our Corporate and Other segment. Our Commercial Finance Group provides senior secured commercial lending products to small and medium sized businesses primarily in the United States. Corporate and Other also includes certain equity investments, the amortization of the discount associated with new debt issuances and bond exchanges, most notably from the December 2008 bond exchange, as well as the residual impacts of our corporate funds-transfer-pricing (FTP) and treasury asset liability management (ALM) activities.

Ally Bank

Ally Bank, our direct banking platform, provides our Automotive Finance and Mortgage operations with a stable, low-cost funding source and facilitates prudent asset growth. Ally Bank raises deposits directly from customers over the internet and by telephone, referred to as direct banking. Ally Bank has quickly become a leader in online banking with our recognizable brand, accessible 24/7 customer service, and a full spectrum of competitively priced products. We have attempted to distinguish Ally Bank with our “Talk Straight, Do Right, Be Obviously Better” branding and products that are “Easy to Use” with “No Fine Print, Hidden Fees, Rules, or Penalties”. Our products and customer experience have earned top honors from Money Magazine, Kiplinger’s Personal Finance Magazine, and Change Sciences Group.

The Note Guarantors

The notes will be guaranteed on a joint and several basis by the following subsidiaries of Ally: Ally US LLC (formerly known as GMAC US LLC), IB Finance Holding Company, LLC, GMAC Latin America Holdings LLC, GMAC International Holdings B.V. and GMAC Continental LLC. Debt of the note guarantors or of subsidiaries of the note guarantors that is owed to Ally or other subsidiaries of Ally will rank junior to the note guarantees or will be held by a note guarantor.

Each note guarantor is a first-tier wholly owned subsidiary of Ally. A simplified structure chart of Ally and each of the note guarantors is set forth below:

Ally US LLC (formerly known as GMAC US LLC). Ally US LLC (“US LLC”), a Delaware limited liability company, was incorporated on May 30, 2007 and is a wholly owned subsidiary of Ally. US LLC currently holds certain assets and intellectual property associated with our U.S. Automotive Finance business. In addition, all of our employees associated with the U.S. Automotive Finance business and our corporate functions are employed by US LLC. As of December 31, 2010, US LLC and its subsidiaries had no material assets or liabilities. The registered office of US LLC is at Corporation Trust Center, 1209 N. Orange Street, New Castle County, Wilmington, Delaware 19801-1120.

IB Finance Holding Company, LLC. IB Finance Holding Company, LLC (“IB Finance”), a Delaware limited liability company, was incorporated on October 10, 2006 and is wholly owned by Ally. The registered office of IB Finance is at Corporation Trust Center, 1209 N. Orange Street, New Castle County, Wilmington,

Delaware 19801-1120. IB Finance is a holding company that conducts no business other than holding all of the equity interests in Ally Bank. Ally Bank is a Utah chartered commercial non-member bank that provides banking products to consumers online at www.ally.com (such website is not incorporated by reference herein). Ally Bank’s deposit products include certificates of deposit savings accounts, online savings accounts, checking accounts and money market accounts. The mortgage division of Ally Bank purchases first-lien residential mortgage loans, and offers mortgage warehouse financing to select qualifying mortgage bankers. The automotive division of Ally Bank offers automotive financing primarily to select qualifying automotive dealerships and to customers of those dealerships in the United States. Ally Bank’s consumer business is targeted at the general public, as well as members of the GM Family, defined as employees, retirees, customers and shareholders of GM, Ally and its subsidiaries, and the owners, operators, and employees of the GM dealer, supplier, and wholesaler networks and the immediate family members of employees and retirees. As a result of the agreement with Chrysler, Ally Bank will continue to expand its commercial wholesale and consumer retail portfolios, with the majority of the Chrysler business being originated in Ally Bank. Neither Ally Bank nor any other subsidiary of IB Finance is directly guaranteeing the notes.

GMAC Latin America Holdings LLC. GMAC Latin America Holdings LLC (“Latin America LLC”), a Delaware limited liability company, was incorporated on August 18, 2006 and is a wholly owned direct subsidiary of Ally. The registered office of Latin America LLC is at Corporation Trust Center, 1209 N. Orange Street, New Castle County, Wilmington, Delaware 19801-1120. Latin America LLC is a holding company that conducts no business other than holding 99.9% of the equity interests in Ally Credit, S.A. de C.V., Sociedad Financiera de Objeto Limitado Filial (“Ally Credit”), and certain other non-material subsidiaries. As of December 31, 2010, Latin America LLC and its Mexican subsidiaries, excluding Ally Credit, had no material assets or liabilities. Ally Credit is a regulated Mexican entity and services all of the tangible assets associated with Ally’s Mexican retail and wholesale Automotive Finance business. The majority of the loans made by Ally Credit (including approximately 82.2% of its retail originations and approximately 82.5% of its wholesale originations) have been sold or securitized, in accordance with Ally Credit’s funding strategy. All of Ally Credit’s employees associated with the Mexican retail and wholesale Automotive Finance business are employed through a service contract with Servicios GMAC S.A. de C.V. (“Servicios”), a payroll company that employs substantially all of Ally Credit’s employees and is 99.9% owned by Latin America LLC. Neither Ally Credit nor Servicios is directly guaranteeing the notes.

GMAC International Holdings B.V. GMAC International Holdings B.V. (“GMAC International Holdings”), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) was incorporated under the laws of The Netherlands on November 7, 2006, with its seat at The Hague, The Netherlands and is a wholly owned direct subsidiary of Ally. The registered office of GMAC International Holdings is Hogeweg 16, 2585 JD’s- Gravenhage, The Netherlands. As of December 31, 2010, we conduct our retail and wholesale Automotive Finance business primarily in the following countries through GMAC International Holdings: Canada, Italy and France. GMAC International Holdings holds 100% of the equity interests in GMAC Pan European Auto Receivable Lending (PEARL) B.V. (“Pearl”). Pearl conducts no business other than investing in the subordinated tranches of certain securitization facilities. GMAC International Holdings also holds 100% of the equity interests in GMAC International Finance B.V. (“GMACIF”), a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), through which we conduct our international funding operations. GMACIF also provides intercompany lending to our international subsidiaries. As we continue to sell assets or cease asset originations in certain countries, we expect that consolidated assets at GMAC International Holdings will be reduced over time.

GMAC Continental LLC. GMAC Continental LLC (“Continental LLC”), a Delaware limited liability company, was incorporated on November 3, 1930 and is a wholly owned direct subsidiary of Ally. The registered office of Continental LLC is at Corporation Trust Center, 1209 N. Orange Street, New Castle County, Wilmington, Delaware 19801-1120. Continental LLC is a Delaware limited liability company that has active

Automotive Finance foreign branch operations in Belgium. As of December 31, 2010, Continental LLC also holds approximately 49.5% of the outstanding equity interests in MasterLease Limited, and certain other non-material subsidiaries, through which we may provide services to support our remaining European fleet management and full-service leasing portfolios. Certain of MasterLease Limited’s business units were classified as discontinued operations under U.S. GAAP during the fourth quarter of 2009 and have been divested. Continental LLC’s subsidiaries are not directly guaranteeing the notes.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 were 1.16, 0.03, 1.53, 0.90 and 1.14, respectively. See “Ratio of Earnings to Fixed Charges.”

Summary of the Notes and the Note Guarantees

The summary below describes the principal terms of the notes and the note guarantees. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains more detailed descriptions of the terms and conditions of the notes.

For a description of certain considerations that should be taken into account in connection with an investment in the notes, see “Risk Factors” beginning on page S-13.

Issuer	Ally Financial Inc.

Notes Offered	$750,000,000 aggregate principal amount of 4.500% Senior Guaranteed Notes due 2014 (the “notes”). The notes will be fully fungible with, and form a single series with, the $1,000,000,000 of 4.500% Senior Guaranteed Notes due 2014 of Ally, guaranteed by the note guarantors, issued on February 11, 2011 (the “Existing Fixed Rate Notes”). It is expected that the notes offered hereby and the Existing Fixed Rate Notes will be of the same series and will have the same CUSIP number.

Maturity Date	The notes will mature on February 11, 2014.

Interest	The notes will bear interest at a rate of 4.500% per year, payable semi-annually, in arrears, on February 11 and August 11 of each year, commencing on August 11, 2011.

Ranking	The notes will constitute unsubordinated unsecured indebtedness of Ally.

The notes will:

•	rank equally in right of payment with all of Ally’s existing and future unsubordinated unsecured indebtedness;

•	rank senior in right of payment to all of Ally’s existing and future indebtedness that by its terms is expressly subordinated to the notes;

•	be effectively subordinated to Ally’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of Ally’s subsidiaries not guaranteeing the notes to the extent of the value of the assets of such subsidiaries.

As of December 31, 2010, the Company had approximately $96.8 billion in principal amount of total debt outstanding, consisting of $54.4 billion and $42.4 billion in principal amount of unsecured and secured debt, respectively. As of December 31, 2010, Ally on a standalone basis had approximately $49.7 billion in aggregate principal amount of total debt outstanding, all of which was unsecured.

Note Guarantees	The note guarantees will constitute unsubordinated unsecured indebtedness of each note guarantor and will:

•	rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of such note guarantor;

•	rank senior in right of payment to all existing and future indebtedness of such note guarantor that by its terms is expressly subordinated to the note guarantee of such note guarantor;

•	be effectively subordinated to the note guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•

be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of such note guarantor’s non-guarantor subsidiaries to the extent of the value of the assets of such subsidiaries.

The obligations of a note guarantor under its note guarantee will be limited to the maximum amount that will result in the obligations of such note guarantor under the note guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Note Guarantees—Because each note guarantor’s liability under the note guarantees may be reduced, voided or released under circumstances, you may not receive any payments from some or all of the note guarantors.”

Redemption	The notes are not subject to redemption prior to maturity.

Certain Covenants	The indenture governing the notes contains covenants that, among other things,

•	limit Ally’s ability to:

¡	grant liens on its assets to secure indebtedness without equally and ratably securing the notes; and

¡	merge or consolidate, or transfer or dispose of all or substantially all of its assets; and

•	require Ally to provide certain periodic and interim reports to the holders of the notes.

The notes will contain covenants that will, among other things:

•

require Ally to use the net sale proceeds of any sale, disposal or transfer of equity interests of any note guarantor held by Ally in a transaction following which Ally ceases to own a majority of the equity interests of such note guarantor to make an investment in one or more note guarantors or subsidiaries of note guarantors, including any subsidiary of Ally that becomes a note guarantor or a subsidiary of a note guarantor, as described in “Description of Notes—Certain Covenants—Limitation on Sale of Equity Interests of Note Guarantors”;

•	limit the ability of Ally’s subsidiaries (other than any note guarantor) to guarantee the payment of certain other debt;
•	limit the ability of Ally and its subsidiaries to make payments to holders of notes in return for a consent, waiver or amendment to the terms of the notes; and
•

require Ally to provide certain additional financial information to the holders of the notes and to prospective investors, upon their request, under certain circumstances, as described in the last sentence of “Description of Notes—Certain Covenants—SEC Reports and Reports to Holders.”

The guarantee agreement contains covenants that will, among other things:

•	limit the ability of the note guarantors to merge or consolidate, or to sell or convey all or substantially all of their assets; and

•	limit the ability of the note guarantors or any subsidiary of a note guarantor to:

¡	grant liens on their assets to secure certain indebtedness without equally and ratably securing the notes;

¡	grant liens on their assets to secure any debt of ResCap or any subsidiary of ResCap;

¡	guarantee any debt of ResCap or any subsidiary of ResCap;

¡	engage in certain asset sales to Ally or any subsidiary or other affiliate of Ally that is not a note guarantor or a subsidiary of a note guarantor; and

¡	engage in certain transactions with affiliates of Ally.

No Prior Market	There is no established market for the notes. Although the underwriters and the underwriters for the Existing Fixed Rate Notes have advised us that they intend to make a market in the notes, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice. We do not intend to list the notes on any securities exchange. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Use of Proceeds	We intend to use the proceeds from this offering for general corporate purposes, including the retirement of outstanding indebtedness. See “Use of Proceeds.”

Considerations for Benefit Plan Investors	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, see “Certain Benefit Plan and IRA Considerations” and “Notice to Investors.”

Risk Factors	For a discussion of risks that you should consider carefully before making an investment in the notes, please read “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering, including accrued interest, will be approximately $751,218,750, after deducting underwriting discounts and commissions and before estimated offering expenses payable by us. We estimate that our expenses, other than underwriting discounts and commissions, will be approximately $500,000.

We intend to use the net proceeds from this offering will be used for general corporate purposes, including the retirement of oustanding indebtedness. Pending the application of the proceeds, we may invest the proceeds in short-term securities.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges were as follows for the periods presented:

	Year ended December 31,
	2010 (a)	2009 (a)	2008 (a)	2007 (a)	2006 (a)
Ratio of earnings to fixed charges (b)	1.16	0.03	1.53	0.90	1.14

(a)	During 2009, we committed to sell certain operations of our International Automotive Finance operations, Insurance operations, Mortgage operations, and Commercial Finance Group. We report these businesses separately as discontinued operations in our consolidated financial statements, which are incorporated by reference into this prospectus supplement. Refer to note 2 to the consolidated financial statements for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(b)	The ratio calculation indicates a less than one-to-one coverage for the years ended December 31, 2009 and 2007. Earnings available for fixed charges for the years ended December 31, 2009 and 2007, were inadequate to cover total fixed charges. The deficient amount for the ratio were $6,968 million for 2009 and $1,350 million for 2007.

RISK FACTORS

Your decision whether to acquire the notes will involve risk. The risks described below are intended to highlight risks that are specific to the notes being offered and the related guarantees, but are not the only risks we face. You should be aware of, and carefully consider, the following risk factors, along with all of the risks and other information provided or referred to in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein, including the discussion in our Annual Report on Form 10-K for the year ended December 31, 2010 including all of the risks discussed in the Risk Factors section thereof, before deciding whether to participate in the offering of the notes. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Relating to The Notes

Our substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes in our business and our ability to incur additional indebtedness to fund future needs.

We have a substantial amount of indebtedness, which requires significant interest and principal payments. As of December 31, 2010 we had approximately $96.8 billion in principal amount of indebtedness outstanding. Our existing and future secured indebtedness will rank effectively senior to the notes offered hereby to the extent of the value of the assets securing such indebtedness. We may incur additional indebtedness from time to time. If we do so, the risks related to our high level of indebtedness could be increased.

Our substantial level of indebtedness could have important consequences to holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes;

•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

•

limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our indebtedness is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our indebtedness, to refinance our indebtedness or to fund capital expenditures will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, on distributions to us from our subsidiaries and required capital levels with respect to certain of our banking and insurance subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness when needed on commercially reasonable terms or at all.

Our subsidiaries that are not note guarantors (including subsidiaries of the note guarantors that are not note guarantors) will not guarantee the notes and will not be restricted under the indenture for the notes. Your right to receive payments on the notes and the note guarantees are effectively subordinated to the indebtedness of our non-guarantor subsidiaries.

Our subsidiaries that are not note guarantors will not guarantee the notes and will not be restricted under the indenture for the notes. Accordingly, in the event of a bankruptcy or insolvency, the claims of creditors of those non-guarantor subsidiaries would also rank effectively senior to the notes, to the extent of the assets of those subsidiaries. None of the non-guarantor subsidiaries, or any of their respective subsidiaries, has any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their liabilities, including trade creditors, will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets are made available for distribution to us. The notes and the indenture and the guarantee agreement relating thereto will permit us to sell our interests in (through merger, consolidation or otherwise) the non-guarantor subsidiaries, or sell all or substantially all of the assets of any of the non-guarantor subsidiaries, in each case, without the consent of the holders of the notes in certain circumstances.

Our less than wholly owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements. As a result, we may not be able to access their cash flows to service our debt obligations, including obligations in respect of the notes.

The notes and the note guarantees will be effectively subordinated to our and the note guarantors’ existing and future secured indebtedness which is secured by a lien on certain of our assets or certain assets of the note guarantors.

As of December 31, 2010, we had approximately $42.4 billion in aggregate principal amount of secured indebtedness outstanding. The notes and the note guarantees will not be secured by any of our assets. As a result, our and the note guarantors’ existing and future secured indebtedness will rank effectively senior to the indebtedness represented by the notes and the note guarantees, to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our or the note guarantors’ assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, our or the note guarantors’ secured creditors will have a superior claim to their collateral, as applicable. If any of the foregoing occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. The existing and future liabilities of our subsidiaries, excluding those subsidiaries that do guarantee the notes, will be structurally senior to the indebtedness represented by the notes to the extent of the value of the assets of such subsidiaries.

In addition, if we default under any of our existing or future secured indebtedness, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the holders of such indebtedness could foreclose on the pledged assets to the exclusion of the holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are issues of securities for which there is no established public market. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in any of the notes and they may discontinue their market-making activities at any time without notice. Therefore, an active market for any of the notes may not develop or, if developed, it may not continue. The liquidity of any market for the notes will depend upon, among other things, the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

A court could deem the issuance of the notes to be a fraudulent conveyance and void all or a portion of the obligations represented by the notes.

In a bankruptcy proceeding, a trustee, debtor in possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for less than reasonably equivalent value or fair consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy proceeding. Furthermore, under certain circumstances, creditors may generally recover transfers or void obligations outside of bankruptcy under applicable fraudulent transfer laws, within the applicable limitation period, which are typically longer than two years. In bankruptcy, a representative of the estate may also assert such claims. If a court were to find that Ally issued the notes under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the notes. In addition, under such circumstances, the value of any consideration holders received with respect to the notes could also be subject to recovery from such holders and possibly from subsequent transferees.

Therefore, a note could be voided, or claims in respect of a note could be subordinated to all other debts of Ally, if Ally at the time it incurred the indebtedness evidenced by the notes received less than reasonably equivalent value or fair consideration for the issuance of the notes, and:

•	was insolvent or rendered insolvent by reason of such issuance or incurrence;

•	was engaged in a business or transaction for which Ally’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether Ally would be considered to be insolvent. If a court determined that Ally was insolvent after giving effect to the issuance of the new securities, it could void the notes, or potentially impose other forms of damages.

With respect to certain actions under the indenture governing the notes, holders of the notes will vote together as a single class with holders of all other debt securities issued under the indenture governing the notes that are adversely affected by such actions; therefore the voting interest of a holder of notes under the indenture with respect to such actions will be diluted.

For purposes of the indenture governing the notes, the notes offered hereby, the Existing Fixed Rate Notes and all other debt securities issued thereunder will generally constitute a single class of debt securities. Therefore, any action under the indenture governing the notes other than those actions affecting only the notes will require the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities issued thereunder that are affected thereby. See “Description of Notes—Modification of the Indenture.” Consequently, any action requiring the consent of holders of the notes under the indenture governing the notes may also require the consent of holders of a significant portion of the remaining debt securities issued thereunder, and the individual voting interest of each holder of the notes may be accordingly diluted with respect to such actions. In addition, holders of debt securities could vote in favor of certain actions under the indenture that holders of the notes vote against, and the requisite consent to such action could be received nonetheless. We also may, from time to time, issue additional debt securities under the indenture governing the notes which could further dilute the individual voting interest of each holder of the notes with respect to such actions.

In the event that a bankruptcy court orders the substantive consolidation of any of the note guarantors with Ally or any of its other subsidiaries, payments on the notes could be delayed or reduced.

We believe that Ally and the note guarantors have observed and will observe certain corporate and other formalities and operating procedures that are generally recognized requirements for maintaining the separate existence of the note guarantors and that the assets and liabilities of the note guarantors can be readily identified as distinct from those of Ally and its other subsidiaries. However, we cannot assure you that a bankruptcy court would agree in the event that Ally or any of its subsidiaries becomes a debtor under the United States Bankruptcy Code. If a bankruptcy court so orders the substantive consolidation of the note guarantors with Ally or any of its other subsidiaries, noteholders should expect payments on the notes to be delayed and/or reduced.

Risks Relating to The Note Guarantees

Because each note guarantor’s liability under the note guarantees may be reduced, voided or released under certain circumstances, you may not receive any payments from some or all of the note guarantors.

The holders of the notes will have the benefit of the guarantees of the note guarantors. However, the guarantees by the note guarantors are limited to the maximum amount that the note guarantors are permitted to guarantee under applicable law. As a result, a note guarantor’s liability under its note guarantee could be reduced depending on the amount of other obligations of such note guarantor. Further, under the circumstances discussed below, a court under Federal or applicable fraudulent conveyance and transfer statutes could void the obligations under a note guarantee or further subordinate it to all other obligations of the note guarantor. In addition, the holders of the notes will lose the benefit of a particular note guarantee if it is released under certain circumstances described under “Description of Notes—Note Guarantees.”

A court could deem the note guarantees a fraudulent conveyance and void all or a portion of the obligations of the note guarantors.

If a court were to find that any of the note guarantors issued the note guarantees under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under such note guarantee and, if payment had already been made under the relevant note guarantee, require that the recipient return the payment to the relevant note guarantor.

A note guarantee could be voided, or claims in respect of a note guarantee could be subordinated to all other debts of the applicable note guarantor if the note guarantor at the time it incurred the obligation evidenced by the note guarantee received less than reasonably equivalent value or fair consideration for the issuance of the note guarantee, and:

•	was insolvent or rendered insolvent by reason of such issuance or incurrence;

•	was engaged in a business or transaction for which such applicable note guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

We cannot assure you as to what standard a court would apply in determining whether a note guarantor would be considered to be insolvent. If a court decided any note guarantee provided by any note guarantor was a fraudulent conveyance and voided such note guarantee, or held it unenforceable for any other reason, you would cease to have any claim in respect of such note guarantor providing such voided note guarantee and would be a creditor solely of Ally as issuer of the notes and the remaining note guarantors.

The guarantee agreement relating to the notes contains a provision intended to limit each note guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its note guarantee to be a fraudulent transfer. This provision may not be effective to protect the note guarantees from being voided under fraudulent transfer law, or may eliminate the note guarantor’s obligations or reduce the note guarantor’s obligations to an amount that effectively makes the note guarantee worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the note guarantees.

If the note guarantees were legally challenged, any note guarantee could also be subject to the claim that, since the note guarantee was incurred for Ally’s benefit, and only indirectly for the benefit of the applicable note guarantor, the obligations of the applicable note guarantor were incurred for less than fair consideration. A court could thus void the obligations under the note guarantees, subordinate them to the applicable note guarantor’s other debt or take other action detrimental to the holders of the notes.

A court could deem the note guarantee of GMAC International Holdings a fraudulent conveyance or a violation of other laws and void all or a portion of the obligations of GMAC International Holdings under Dutch law.

To the extent that Dutch law applies, a guarantee granted by a legal entity may, under certain circumstances, be nullified by any of its creditors, if (i) the guarantee was granted without an obligation to do so (onverplicht), (ii) the creditor concerned was prejudiced as a consequence of the guarantee and (iii) at the time the guarantee was granted both the legal entity and, unless the guarantee was granted for no consideration (om niet), the beneficiary of the guarantee knew or should have known that one or more of the entities’ creditors (existing or future) would be prejudiced. Also to the extent that Dutch insolvency law applies, a guarantee or security may be nullified by the receiver (curator) on behalf of and for the benefit of all creditors of the insolvent debtor.

In addition, if a Dutch company grants a guarantee and that guarantee is not in the company’s corporate interest, the guarantee may be nullified by the Dutch company, its receiver and its administrator (bewindvoerder) and, as a consequence, not be valid, binding and enforceable against it. In determining whether the granting of such guarantee is in the interest of the relevant company, the Dutch courts would consider the text of the objects clause in the articles of association of the company and whether the company derives certain commercial benefits from the transaction in respect of which the guarantee was granted. In addition, if it is determined that there are no, or insufficient, commercial benefits from the transaction for the company that grants the guarantee, then such company (and any bankruptcy receiver) may contest the enforcement of the guarantee. It remains possible that even where strong financial and commercial interdependence exists, the transaction may be declared void if it appears that the granting of the guarantee cannot serve the realization of the relevant company’s objectives.

If Dutch law applies, a guarantee or security governed by Dutch law may be voided by a court, if the document was executed through undue influence (misbruik van omstandigheden), fraud (bedrog), duress (bedreiging) or mistake (dwaling) of a party to the agreement contained in that document.

In addition, a guarantee issued by a Dutch company may be suspended or voided by the Enterprise Chamber of the Court of Appeal in Amsterdam (Ondernemingskamer van het Gerechtshof te Amsterdam) on the motion of a trade union and of other entities entitled thereto in the articles of association (statuten) of the relevant Dutch company. Likewise, the guarantee or security itself may be upheld by the Enterprise Chamber, yet actual payment under it may be suspended or avoided.

The notes, the indenture and guarantee agreement related thereto contain only limited restrictions on the business and activities of the note guarantors and our ability to sell the equity interests in note guarantors.

The notes, the guarantee agreement and the indenture relating thereto will permit the note guarantors to, among other things, transfer less than substantially all of their assets, pledge their assets or incur indebtedness or other obligations in each case without the consent of the holders of the notes and subject to certain limited exceptions. To the extent that the note guarantors engage in any such transactions, the amount of assets of such note guarantors available to satisfy their obligations under the note guarantees may be reduced or eliminated.

Although we will be required to use the proceeds of any sale, disposal or transfer of the equity interests of any note guarantor held by Ally in a transaction following which Ally ceases to own a majority of the equity interests of such note guarantor to reinvest in a note guarantor or a subsidiary of a note guarantor, upon such a sale, the note guarantee of such former subsidiary will be released and it will have no further obligation with respect to the notes.

CAPITALIZATION

The following table sets forth on a consolidated basis:

•	the actual capitalization of Ally as of December 31, 2010; and

•

the adjusted capitalization of Ally as of December 31, 2010, on an as adjusted basis to reflect certain issuances of notes and the retirement of certain indebtedness (assuming such indebtedness is held at par value).

This table should be read in conjunction with the “Selected Historical Consolidated Financial Data” elsewhere in this prospectus supplement and the historical consolidated financial statements and related notes that are contained in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus supplement.

	As of December 31, 2010
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$11,670	$13,754	(1)

Short-term debt:
Secured	$3,281	$3,281
Unsecured	4,227	4,227

Total short-term debt	7,508	7,508

Long-term debt(2)(3):
Secured
Due within one year	13,603	13,603
Due after one year	25,508	25,508

Total secured long-term debt	39,111	39,111

Unsecured
Existing debt due within one year	8,555	7,615	(4)
Existing debt due after one year(5)	38,946	40,494	(6)
New senior guaranteed notes	—	1,500	(7)

Total unsecured long-term debt	47,501	49,609

Total long-term debt	86,612	88,720

Total equity(8)	20,489	20,489

Total capitalization	$107,101	$109,209

Totals may not add up due to rounding.

(1)	Reflects (a) proceeds from (i) the issuance of the notes offered hereby, (ii) the issuance of $1.00 billion of existing 4.500% Senior Guaranteed Notes due 2014 and $1.25 billion of Floating Rate Senior Guaranteed Notes due 2014 issued on February 11, 2011 and (iii) the issuance of $0.750 billion Floating Rate Senior Guaranteed Notes due 2014 offered by the prospectus supplement dated April 13, 2011, in each case issued at the issue price less underwriters’ discounts and (b) the retirement in February 2011 and April 2011 of aggregate indebtedness with par value of $1.64 billion.

(2)	Since December 31, 2010, we have issued $2.25 billion in aggregate principal amount of senior guaranteed notes due 2014 on February 11, 2011 and $0.750 billion in aggregate principal amount of senior guaranteed notes due 2014 offered by the prospectus supplement dated April 13, 2011 (in addition to the notes offered hereby).

(3)	On December 30, 2009, Ally entered into a Securities Purchase and Exchange Agreement with Treasury and GMAC Capital Trust I, a Delaware statutory trust established by Ally (the “Trust”), pursuant to which, Treasury, among other things, invested $2.54 billion in new trust preferred securities with a total liquidation preference of $2,667,000,000 (the “Trust Preferred Securities”). On March 1, 2011, the Declaration of Trust and certain other documents related to the Trust Preferred Securities were amended, and all of the outstanding Trust Preferred Securities held by Treasury were designated 8.125% Fixed Rate / Floating Rate Trust Preferred Securities, Series 2 (the “Series 2 Trust Preferred Securities”). On March 7, 2011, Treasury sold 100% of the Series 2 Trust Preferred Securities in an offering registered with the SEC. Ally did not receive any proceeds from the sale.

(4)	Reflects the retirement of aggregate indebtedness with par value of $0.94 billion.

(5)	Balance includes $447 million of fair value adjustments that was unallocated on December 31, 2010, which is required to balance total debt.

(6)	Reflects the retirement of aggregate indebtedness with par value of $0.70 billion.

(7)	Includes the issuance of the notes offered hereby and the issuance of $0.750 billion Floating Rate Senior Guaranteed Notes due 2014 offered by the prospectus supplement dated April 13, 2011.

(8)	On March 25, 2011, Ally filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Series A Amendment”) with the Secretary of State of the State of Delaware. Pursuant to the Series A Amendment, Ally’s Certificate of Incorporation, which included the terms of Ally’s Fixed Rate Perpetual Preferred Stock, Series A (the “Original Series A Preferred”), was amended to modify certain terms of the Original Series A Preferred. As part of the Series A Amendment, the Original Series A Preferred was redesignated as Ally’s 8.500% Fixed Rate / Floating Rate Perpetual Preferred Stock, Series A (the “Series A preferred stock”), the liquidation amount was reduced from $1,000 per share to $25 per share and the number of shares of Series A preferred stock issued and outstanding was increased to 40,870,560 shares. On March 25, 2011, GM Preferred Finance Co. Holdings LLC, a Delaware limited liability company and the holder of all of the issued and outstanding Series A preferred stock, sold 100% of the Series A preferred stock in an offering registered with the SEC. Ally did not receive any proceeds from the sale.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth selected historical financial information for Ally on a consolidated basis. The consolidated statement of income data for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data as of December 31, 2010 and 2009 are derived from, and qualified by reference to, our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement, and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated statement of income data for the years ended December 31, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2008, 2007 and 2006 are derived from our audited consolidated financial statements, which are not incorporated by reference into this prospectus supplement.

The selected historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the corresponding notes, which are incorporated by reference in this prospectus supplement.

	At and for the year ended December 31,
	2010	2009	2008	2007	2006
	($ in millions)
Financial statement data
Statement of income data:
Total financing revenue and other interest income	$11,447	$13,100	$18,054	$21,761	$24,100
Interest expense	6,836	7,274	10,441	13,553	14,638
Depreciation expense on operating lease assets	2,030	3,748	5,478	4,551	5,055
Impairment of investment in operating leases	—	—	1,218	—	—

Net financing revenue	2,581	2,078	917	3,657	4,407
Total other revenue(a)	5,321	4,417	15,271	6,161	7,860

Total net revenue	7,902	6,495	16,188	9,818	12,267
Provision for loan losses	442	5,604	3,102	3,037	1,948
Total other noninterest expense	6,281	7,850	8,349	8,203	8,457

Income (loss) from continuing operations before income tax expense (benefit)	1,179	(6,959)	4,737	(1,422)	1,862
Income tax expense (benefit) from continuing operations(b)	153	74	(136)	496	22

Net income (loss) from continuing operations	1,026	(7,033)	4,873	(1,918)	1,840

Income (loss) from discontinued operations, net of tax	49	(3,265)	(3,005)	(414)	285

Net income (loss)	$1,075	$(10,298)	$1,868	$(2,332)	$2,125

Balance sheet data:
Total assets	$172,008	$172,306	$189,476	$248,939	$291,971
Long-term debt	$86,612	$88,021	$115,935	$159,342	$193,387
Total equity	$20,489	$20,839	$21,854	$15,565	$14,369

(a)	2008 amount includes $12.6 billion of gains on the extinguishment of debt, primarily related to private exchange and cash tender offers settled during the fourth quarter. 2006 amount includes realized capital gains of $1.1 billion primarily related to the rebalancing of our investment portfolio at our Insurance operations.

(b)	Effective June 30, 2009, we converted from a limited liability company into a corporation and, as a result, became subject to corporate U.S. federal, state, and local taxes beginning in the third quarter of 2009. Our conversion to a corporation resulted in a change in tax status and a net deferred tax liability of $1.2 billion was established through income tax expense. Effective November 28, 2006, we, along with certain of our U.S. subsidiaries, converted to limited liability companies (LLCs) and became pass- through entities for U.S. federal income tax purposes. Our conversion to an LLC resulted in a change in tax status and the elimination of a $791 million net deferred tax liability through income tax expense. Refer to note 24 to the consolidated financial statements, which are incorporated by reference into this prospectus supplement, for additional information regarding our changes in tax status

DESCRIPTION OF NOTES

General

Ally will issue 4.500% Senior Guaranteed Notes due 2014 (the “notes”) under the indenture dated as of July 1, 1982 (as amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 15, 1987, the third supplemental indenture dated as of September 30, 1996, the fourth supplemental indenture dated as of January 1, 1998, and the fifth supplemental indenture dated as of September 30, 1998, and together with such supplemental indentures, the “Indenture”) among Ally and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”). Those terms of the notes that differ from or that are in addition to the terms of the Indenture will be set forth in the resolution or resolutions of the board of directors or the executive committee of Ally authorizing the issuance of the notes. For purposes of amending or modifying the Indenture, the holders of the notes will generally vote as a single class with the holders of debt securities of all other series at the time outstanding under the Indenture (together with the notes, the “Debt Securities”).

The following description is a summary of certain provisions of the Indenture, the notes, and the Guarantee Agreement (as defined below). It does not restate the Indenture, the notes, or the Guarantee Agreement in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the Indenture at Ally’s address set forth under “Incorporation by Reference; Where You Can Find More Information.”

The notes have the same terms as the $1,000,000,000 of 4.500% Senior Guaranteed Notes due 2014 issued by Ally on February 11, 2011 and together with those notes make up a single series of notes that are fully fungible with each other. As a result, the outstanding principal amount of the series of fixed rate notes, after issuance of the notes offered hereby, will be $1,750,000,000. This description includes both those notes issued on February 11, 2011 and the notes offered hereby. The notes will constitute separate series of notes from those other series previously issued under such Indenture.

The notes will be issued only in fully registered book-entry form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry, Delivery and Form of Notes.”

The notes offered hereby will be issued on or about April 20, 2011.

Principal Amount; Maturity and Interest

Ally will issue notes in an initial aggregate principal amount of $750,000,000. As a result, the outstanding principal amount of the 4.500% Senior Guaranteed Notes due 2014, after issuance of the notes offered hereby, will be $1,750,000,000. The notes will mature on February 11, 2014.

The notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

The notes will bear interest at a rate of 4.500% per year and will be payable semi-annually, in cash in arrears, on February 11 and August 11 of each year, beginning on August 11, 2011, to the persons in whose name the notes are registered at the close of business on the date that is one calendar day immediately preceding such interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The “regular record date” for payments is the calendar day immediately preceding the relevant interest payment date.

Interest on the notes will accrue from and including February 11, 2011 or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for to but excluding the relevant interest payment date.

If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

Note Guarantees

Each of Latin America LLC, GMAC International Holdings, Continental LLC, IB Finance and US LLC (each a subsidiary of Ally and each a “note guarantor”) will, pursuant to a guarantee agreement dated as of February 11, 2011 (the “Guarantee Agreement”) among Ally, each note guarantor and the Trustee, jointly and severally, irrevocably and unconditionally guarantee (the “note guarantees”) on an unsubordinated basis the performance and punctual payment when due, whether at maturity, by acceleration or otherwise, of all payment obligations of Ally in respect of the notes (pursuant to the terms thereof and of the Indenture), whether for payment of (w) principal of, or premium, if any, interest or additional interest on the notes, (x) expenses, (y) indemnification or (z) otherwise (all such obligations guaranteed by such note guarantors being herein called the “guaranteed obligations”).

Each note guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable note guarantor without rendering the note guarantee, as it relates to such note guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Relating to the Note Guarantees.”

Each note guarantee will be a continuing guarantee and shall:

(1) subject to the next succeeding paragraph, remain in full force and effect until payment in full of all the guaranteed obligations;

(2) subject to the next succeeding paragraph, be binding upon each such note guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee and the holders of the notes and their successors, transferees and assigns.

A note guarantee of a note guarantor will be automatically released upon:

(1) the sale, disposition or other transfer (including through merger or consolidation) of a majority of the equity interests (including any sale, disposition or other transfer following which the applicable note guarantor is no longer a subsidiary of Ally), of the applicable note guarantor if such sale, disposition or other transfer is made in compliance with the Indenture; or

(2) the discharge of Ally’s obligations in respect of the notes in accordance with the terms of the Indenture and the notes.

Not all of Ally’s subsidiaries will guarantee the notes. The notes will be effectively subordinated to all debt and other liabilities (including trade payables and lease obligations) of subsidiaries that do not provide note guarantees.

Ranking

The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of Ally, including all Debt Securities, and senior in right of payment to existing and future indebtedness of Ally that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness of Ally to the extent of the value of the assets securing such debt. As of December 31, 2010, we had approximately $42.4 billion in aggregate principal amount of secured debt outstanding.

The notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of Ally that do not provide note guarantees to the extent of the value of the assets of such subsidiaries.

Each note guarantee will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of the applicable note guarantor, and senior in right of payment to existing and future indebtedness of such note guarantor, if any, that by its terms is expressly subordinated to the note guarantee of such note guarantor. Each note guarantee will be effectively subordinated to any secured indebtedness of such note guarantor to the extent of the value of the assets securing such debt and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of any non-guarantor subsidiaries of such note guarantor.

Redemption

The notes are not subject to redemption prior to maturity, and there is no sinking fund for the notes.

Certain Covenants

Limitation on Liens

The Indenture provides that Ally will not pledge or otherwise subject to any lien any of its property or assets unless the notes are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. This covenant does not apply to:

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the pledge of any assets to secure any financing by Ally of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which Ally reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

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any deposit of assets of Ally with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Ally from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Ally;

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any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

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any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of Ally’s assets to another person, firm or corporation unless either Ally is the continuing corporation or the new corporation shall expressly assume the interest and principal (and premium, if any) due under the Debt Securities. In either case, the Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance. Additionally, the Indenture provides that in the case of any such merger or consolidation or sale or conveyance, the successor corporation may continue to issue securities under the Indenture.

The Guarantee Agreement provides that no note guarantor will merge or consolidate with another corporation or sell or convey all or substantially all of its assets to another person, firm or corporation unless either it is the continuing corporation or the new corporation shall expressly assume the obligation to serve as a note guarantor of Ally’s obligations under the notes. In either case, the Guarantee Agreement provides that neither the note guarantor nor any successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance.

SEC Reports and Reports to Holders

Ally will be required to file with the Trustee within fifteen days after Ally is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Ally may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Ally is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, Ally will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Ally with the conditions and covenants provided for in the Indenture as may be required from time to time by such rules and regulations. Ally has also agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Limitation on Sale of Equity Interests of Note Guarantors

Ally will not be permitted to sell, dispose of or otherwise transfer any of the equity interests of any note guarantor held by Ally in a transaction following which Ally ceases to own a majority of the equity interests of such note guarantor (a “note guarantor equity sale”) unless the net sale proceeds of such note guarantor equity sale are used within five business days following the receipt by Ally of such net sale proceeds from such note guarantor equity sale to make an investment in one or more note guarantors or subsidiaries of note guarantors, including any subsidiary of Ally that becomes a note guarantor or a subsidiary of a note guarantor. For purposes of this description of notes, the term “subsidiary” when used in respect to any person shall include a direct or indirect subsidiary of such person.

Limitation on Liens on Assets of Note Guarantors

The Guarantee Agreement provides that, so long as the notes remain outstanding, no note guarantor nor any subsidiary of a note guarantor will pledge or otherwise subject to any lien any of its property or assets to secure (a) any debt (as defined below) of Ally or any direct or indirect parent of Ally or ResCap or any subsidiary of ResCap or (b) any debt incurred to repay, retire, redeem, refund, refinance, replace, defease, cancel, repurchase or exchange any such debt described in the foregoing clause (a), in each case unless the notes are secured by such pledge or lien equally and ratably with such debt so long as any such other debt shall be so secured; provided, that financings, securitizations and hedging activities conducted by a subsidiary of Ally in the ordinary course of business and not incurred in contemplation of the payment of debt described in clause (a) prior to its stated maturity shall not be deemed to be covered by clause (b).

The Guarantee Agreement provides that no note guarantor, nor any subsidiary of a note guarantor, will pledge or otherwise subject to any lien any of its property or assets to secure any debt of ResCap or any subsidiary of ResCap.

“debt” shall mean, with respect to any specified person, any indebtedness of such person: (1) in respect of borrowed money of such person; (2) evidenced by bonds, notes, debentures or similar instruments issued by such person; (3) in respect of letters of credit, banker’s acceptances or other similar instruments issued on account of such person; (4) representing the portion of capital lease obligations (that does not constitute interest expense) and attributable debt in respect of sale leaseback transactions; (5) representing the balance deferred and unpaid of the purchase price of any property or services acquired by or rendered to such person due more than six months after such property is acquired or such services are completed; (6) representing obligations of such person with respect to the redemption, repayment or other repurchase of any preferred stock; and (7) hedging obligations in connection with debt referred to in clauses (1) through (6).

“person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust association, organization or other entity of any kind or nature.

Limitation on Guarantees of Debt

Ally will not permit any of its subsidiaries, other than any note guarantor, to guarantee the payment of (a) any debt of Ally or any direct or indirect parent of Ally or (b) any debt incurred to repay, retire, redeem, refund, refinance, replace, defease, cancel, repurchase or exchange any such debt referred to in clause (a), unless in each case such subsidiary executes and delivers a joinder to the Guarantee Agreement providing for a guarantee by such subsidiary of the notes on an unsubordinated basis; provided, that financings, securitizations and hedging activities conducted by a subsidiary of Ally in the ordinary course of business and not incurred in contemplation of the payment of debt described in clause (a) prior to its stated maturity shall not be deemed to be covered by clause (b). In the event that any subsidiary rendering a guarantee of the notes is released and discharged in full of the guarantee of all such other debt, then the guarantee of the notes shall be automatically and unconditionally released and discharged.

The Guarantee Agreement provides that no note guarantor, nor any subsidiary of a note guarantor, will guarantee the payment of any debt of ResCap or any subsidiary of ResCap.

Limitation on Asset Sales by Note Guarantors

The Guarantee Agreement provides that no note guarantor, nor any subsidiary of a note guarantor, will make an Asset Sale (as defined below) to Ally or any subsidiary or other affiliate of Ally that is not a note guarantor or a subsidiary of a note guarantor, other than:

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any Asset Sale on terms not less favorable in any material respect to such note guarantor or subsidiary, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not Ally or a subsidiary or other affiliate of Ally (as determined in good faith by such note guarantor or subsidiary or, if the consideration received in connection with such Asset Sale (or series of related Asset Sales) exceeds $250 million, as determined in good faith by the board of directors of Ally, or, if the consideration received in connection with such Asset Sale (or series of related Asset Sales) exceeds $500 million, subject to a customary fairness opinion from an independent accounting, appraisal or investment banking firm of national standing to the effect that (i) the financial terms of such Asset Sale are fair to such note guarantor or subsidiary of such note guarantor, as applicable, from a financial point of view or (ii) the financial terms of such Asset Sale are not less favorable in any material respect to such note guarantor or subsidiary of such note guarantor, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not an affiliate of Ally);

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any Asset Sale to a note guarantor or to a subsidiary of a note guarantor (other than to ResCap or any of its subsidiaries if ResCap or such subsidiaries become note guarantors or subsidiaries of note guarantors);

•	any Asset Sale of the equity interests of a subsidiary of a note guarantor provided that such subsidiary shall become a note guarantor as of the time such Asset Sale occurs;

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any Asset Sale in connection with financing, securitization and hedging activities conducted by Ally or any subsidiary of Ally in the ordinary course of business on terms not less favorable in any material respect to such note guarantor or subsidiary, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not Ally or a subsidiary or other affiliate of Ally; or

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any Asset Sale in connection with the disposition of all or substantially all of the assets of any note guarantor in a manner permitted pursuant to the provisions described in the second paragraph above under “—Merger and Consolidation.”

“Asset Sale” means:

(1)	the conveyance, sale, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of a note guarantor or any of its subsidiaries (including, without limitation, any agreement with respect to a transaction that has the effect of conveying or monetizing the value of such property or assets) (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of equity interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent received by applicable law) of any subsidiary of a note guarantor (including, without limitation, any agreement with respect to a transaction that has the effect of conveying or monetizing the value of such equity interests), whether in a single transaction or a series of related transactions, in each case, other than:

(a)	any disposition of property or assets by a note guarantor or subsidiary of a note guarantor or issuance of securities by a subsidiary of a note guarantor to a note guarantor or another subsidiary of a note guarantor (other than to ResCap or any of its subsidiaries if ResCap or such subsidiaries become note guarantors or subsidiaries of note guarantors);

(b)	any disposition of cash or cash equivalents other than the disposition of any cash or cash equivalents that represent proceeds from the disposition of property or assets or the sale or the issuance or sale of capital stock (collectively, “Subject Assets”), and the disposition of such Subject Assets (if made in lieu of such disposition of cash or cash equivalents) would not otherwise comply with the covenant “Limitation on Asset Sales by Note Guarantors”;

(c)	any disposition of property or assets by any note guarantor or subsidiary of a note guarantor or issuance or sale of equity interests of any subsidiary of a note guarantor which property, assets or equity interests, as applicable, so sold or issued in any transaction or series of related transactions, have an aggregate fair market value (as determined in good faith by such note guarantor or subsidiary) of less than $25 million;

(d)	the granting of any lien permitted by the covenant described above under “—Limitation on Liens on Assets of Note Guarantors”; and

(e)	foreclosure on assets or property.

Limitation on Transactions with Affiliates

The Guarantee Agreement provides that each note guarantor will not, and will not permit any of its subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any affiliate of Ally involving aggregate consideration in excess of $25 million (each of the foregoing, an “affiliate transaction”), unless: (i) such affiliate transaction is on terms that are not less favorable in any material respect to such note guarantor or the relevant subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by such note guarantor or such subsidiary with an unaffiliated party; and (ii) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $250 million, such affiliate transaction is approved by the board of directors of Ally; and (iii) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $500 million, Ally must obtain and deliver to the trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to such note guarantor or such subsidiary, as the case may be, from a financial point of view.

The foregoing limitation does not limit, and shall not apply to:

(1)	any disposition permitted under the covenant “—Limitation on Asset Sales by Note Guarantors”;

(2)	the payment of reasonable and customary fees and indemnities to members of the board of directors of Ally or a subsidiary;

(3)	the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of Ally or any subsidiary;

(4)	transactions between or among any note guarantor or subsidiary of a note guarantor and any other note guarantor or any subsidiary of a note guarantor, provided, however that this exception shall not apply to ResCap or any of its subsidiaries if ResCap or such subsidiaries become note guarantors or subsidiaries of note guarantors;

(5)	the issuance of equity interests of any note guarantor otherwise permitted hereunder and capital contributions to any note guarantor;

(6)	any agreement or arrangement as in effect on February 11, 2011 and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the holders of the notes in any material respect; and

(7)	transactions with GM or any of its subsidiaries, or any customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business.

Payments for Consent

Ally will not, and will not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Modification of the Indenture

The Indenture contains provisions permitting Ally and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities issued, with the consent of the holders of not less than 66-2/3% in aggregate principal amount of the Debt Securities which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each Debt Security so affected, no such modification shall:

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extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Debt Security so affected; or

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reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding under the Indenture.

The Indenture contains provisions permitting Ally and the Trustee to enter into indentures supplemental to the Indenture, without the consent of the holders of the Debt Securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to Ally, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

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to add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of Debt Securities;

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to permit or facilitate the issuance of Debt Securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

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to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the holders of any Debt Securities; or

•	to evidence and provide for the acceptance and appointment by a successor trustee.

Notwithstanding the foregoing, holders of the notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only the notes (including, for the avoidance of doubt, with respect to amendments to or waivers of the following covenants that will be set forth in the notes: the covenant described in the last sentence under “—Certain Covenants—SEC Reports and Reports to Holders”, the covenant described under “—Certain Covenants—Limitation on Sale of Equity Interests of Note Guarantors”, the covenant described in the first paragraph under “—Certain Covenants—Limitation on Guarantees of Debt” and the covenant described under “—Certain Covenants—Payments for Consent”, and all such covenants and provisions hereinafter referred to as, the “Additional Covenants”) and the holders of other Debt Securities shall not have any voting rights with respect to such matters as they relate to the notes.

The Guarantee Agreement contains provisions:

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permitting Ally, the note guarantors and the Trustee to modify or amend the Guarantee Agreement with the consent of the holders of not less than a majority in aggregate principal amount of the notes voting together as a single class provided that, without the consent of the holder of each note, no such modification shall, except with respect to the covenant described in the second paragraph under “—Certain Covenants—Merger and Consolidation,” the covenant described under “—Certain Covenants—Limitation on Liens on Assets of Note Guarantors,” the covenant described in the second paragraph under “—Certain Covenants—Limitation on Guarantees of Debt,” the covenant described under “—Certain Covenants—Limitation on Asset Sales by Note Guarantors” and the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” and as otherwise expressly permitted, modify the note guarantees in any way adverse to the holders of the notes; and

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permitting Ally, the note guarantors and the Trustee without the consent of the holders of the notes to (i) enter into modifications or amendments to the Guarantee Agreement to add note guarantors, (ii) provide for the assumption by a successor guarantor of the obligations under the Guarantee Agreement, (iii) release any note guarantee in accordance with the terms of the Indenture and the Guarantee Agreement, (iv) add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of notes, (v) cure any ambiguity or correct or supplement any provision contained therein which may be defective or inconsistent with any other provision contained therein, (vi) make such other provisions in regard to matters or questions arising under the Guarantee Agreement as shall not adversely affect the interests of the holders of any notes and (vii) evidence and provide for a successor trustee.

Events of Default

An event of default with respect to the notes is defined in the Indenture as being (the “Indenture Events of Default”):

•	default in payment of any principal or premium, if any;

•	default for 30 days in payment of any interest;

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default in the performance of any other covenant in the Indenture or the notes for 30 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of Debt Securities at the time outstanding; or

•	certain events of bankruptcy, insolvency or reorganization with respect to Ally.

Furthermore, an event of default (the “Guarantee Event of Default,” and a Guarantee Event of Default or any Indenture Event of Default, an “Event of Default”) shall have occurred if at any time (a) any note guarantee of any note guarantor ceases to be in full force and effect (other than in accordance with the terms of such note guarantee and the Indenture), (b) any note guarantee of any note guarantor is declared null and void and unenforceable or found to be invalid or (c) any note guarantor asserts in writing that its note guarantee is not in effect or is not its legal, valid or binding obligation (other than by reason of release of a note guarantor from its note guarantee in accordance with the terms of the applicable Indenture and the note guarantee).

In case any of the first, second or third Indenture Events of Default above, or the Guarantee Event of Default, shall occur and be continuing with respect to the notes, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities affected thereby then outstanding may declare the principal amount of all of the Debt Securities affected thereby to be due and payable. In case an event of default as set out in the fourth Indenture Event of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding, voting as one class, may declare the principal of all outstanding Debt Securities to be due and payable. Any Event of Default with respect to the notes may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the notes, or of all the outstanding Debt Securities, as the case may be, if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the Trustee and all defaults are remedied. For such purposes, if the principal of all series of Debt Securities shall have been declared to be payable, all series will be treated as a single class. Ally is required to file with the Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

The holders of the notes shall vote as a separate class from the holders of the other Debt Securities with respect to any defaults or events of default or remedies relating thereto as a result of any covenants, obligations or provisions affecting only the notes, including the Additional Covenants.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity satisfactory to it.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the Debt Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Satisfaction and Discharge

The Indenture shall cease to be of further effect with respect to the notes if at any time (a) Ally shall have delivered to the Trustee for cancellation all notes theretofore authenticated (other than any notes which shall have been destroyed, lost or stolen and which shall have been replaced or paid), or (b) all such notes not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Ally shall deposit or cause to be deposited with the Trustee as trust funds the entire amount (other than moneys repaid by the Trustee or any paying agent to Ally) sufficient to pay at maturity or upon redemption all notes not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and if in either case Ally shall also pay or cause to be paid all other sums payable under the Indenture by Ally with respect to the notes.

All such moneys deposited with the Trustee shall be held in trust and applied by it to the payment, either directly or through any paying agent (including Ally acting as its own paying agent), to the holders of the notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest (and premium, if any).

Further Issues

Ally may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally with the notes offered by this prospectus supplement in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with the notes offered by this prospectus supplement and have the same terms as to status, redemption or otherwise as the notes offered by this prospectus supplement.

Concerning the Trustee

The Trustee will be designated by Ally as the initial paying agent, transfer agent and registrar to the notes. The Corporate Trust Office of the Trustee is currently located at 101 Barclay Street, Floor 8W, New York, N.Y. 10286, U.S.A., Attention: Corporate Trust Administration.

The Indenture provides that the Trustee, prior to the occurrence of an Event of Default and after the curing of all such Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Indenture. If any such Event of Default has occurred (which has not been cured), the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Indenture also provides that the Trustee or any agent of Ally or the Trustee, in their individual or any other capacity, may become the owner or pledgee of notes with the same rights it would have if it were not the Trustee provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The Indenture is and the notes will be governed by and will be construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

Except as set forth below, notes will be issued in registered global form (the “Global Notes”) without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Global Notes will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Initially, the Trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Certain Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the notes for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture governing the notes, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the Trustee or any of our or the Trustee’s agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “—Same-Day Settlement and Payment.” Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form and to distribute such notes to its Participants.

Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (ii) we at any time determine not to have the notes represented by the Global Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request, but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing the notes, and in accordance with the certification requirements set forth in the indenture governing the notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless we determine otherwise in compliance with applicable law.

Same-Day Settlement and Payment

Payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to notes in certificated form, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN BENEFIT PLAN AND IRA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes, holding and, to the extent relevant, disposition of notes by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan described in Section 4975 of the Code, including an individual retirement account (“IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

General Fiduciary Matters. ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the purchase, holding and, to the extent relevant, disposition of notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues. Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The purchase and/or holding of notes by an ERISA Plan with respect to which Ally, the underwriters or a note guarantor (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan pays no more or receives no less than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation. Each purchaser and holder of notes will be deemed to have represented and warranted that either (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of a note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the Treasury Regulations promulgated or proposed thereunder (the “Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences of those persons who are “U.S. Holders” (as defined below) and “Non-U.S. Holders” (as defined below), who are original beneficial owners of the notes, who purchase notes at their initial offering price set forth on the cover of this prospectus supplement for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, pass-through entities treated as partnerships for U.S. federal income tax purposes or investors in such entities, expatriates, tax-exempt organizations and U.S. Holders that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge or conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum tax consequences or consequences under other federal tax laws such as estate or gift tax laws or the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

This summary is for general information only and is not tax advice. Prospective purchasers of the notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences (e.g., U.S. federal estate or gift tax) to them of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws.

For purposes of the following summary, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of notes that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you own an interest in such an entity, you should consult your own tax advisor.

U.S. Federal Income Taxation of U.S. Holders

Payments of Stated Interest

Payments of stated interest on the notes (other than the portion of the first interest payment attributable to the period prior to the issue date (“pre-issuance accrued interest”)) will generally be taxable as ordinary interest income at the time they accrue or are received by a U.S. Holder in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A U.S. Holder may exclude the receipt of pre-issuance accrued interest from income.

Amortizable Bond Premium

If a U.S. Holder purchases a note for an amount (not including any amount paid for pre-issuance accrued interest excluded from income as described above) that is greater than the principal amount of the note, the holder will be considered to have purchased the note with amortizable bond premium. In general, a U.S. Holder may elect to amortize this premium, using a constant-yield method, over the remaining term of the note. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset interest required to be included in income with respect to the note in that accrual period. A U.S. Holder that elects to amortize bond premium with respect to a note must reduce its tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired and may be revoked only with the consent of the IRS.

Sale, Exchange, Retirement or Other Disposition of the Notes

When a U.S. Holder sells or exchanges a note, or if a note that a U.S. Holder holds is retired or otherwise disposed of, such U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the transaction (excluding amounts attributable to accrued but unpaid interest, which will be taxable to such U.S. Holder as ordinary interest income to the extent not already included in income, and amounts attributable to pre-issuance accrued interest excluded from income as described above) and such U.S. Holder’s adjusted tax basis in the note. Subject to the discussion above regarding amortizable bond premium, a U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note (not including any amount paid for pre-issuance accrued interest excluded from income as described above) to such U.S. Holder.

The gain or loss that a U.S. Holder recognizes on the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss. The capital gain or loss on the sale, exchange, retirement or other disposition of a note will be long-term capital gain or loss if such U.S. Holder has held the note for more than one year on the date of disposition. Net long-term capital gain recognized by certain non-corporate U.S. Holders generally is subject to tax at a lower rate than net short-term capital gain or ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of stated interest on the notes and the proceeds from a sale or other disposition (including a retirement) of the notes. A U.S. Holder will be subject to United States backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the notes by the Company or its paying agent to a Non-U.S. Holder will not be subject to U.S. federal withholding tax under the “portfolio interest exemption,” provided that:

(1)	such payments are not effectively connected with the conduct of a U.S. trade or business;

(2)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(3)	the Non-U.S. Holder is not a controlled foreign corporation that, for U.S. federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

(4)	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

(5)	either (a) the beneficial owner of the notes certifies on an applicable IRS Form W-8 (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes on behalf of the beneficial owner certifies, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of interest made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless the beneficial owner of the note provides a properly executed:

(1)	IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

(2)	IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest generally will be subject to regular graduated U.S. tax rates as described below).

Please consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption or a reduced withholding rate will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the note is effectively connected with a U.S. trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or, in the case of an individual, fixed base), the Non-U.S. Holder will be subject to U.S. federal income tax on such interest on a net income basis generally in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of its effectively connected earnings and profits attributable to such interest.

Sale, Exchange, Retirement or Other Disposition of the Notes

Subject to the discussion of backup withholding below, no withholding of U.S. federal income tax will generally be required with respect to any gain or income (except with respect to accrued and unpaid interest as described above under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest”) realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a note.

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, retirement or other disposition of a note unless (i) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax on such gain (net of certain U.S.-source capital losses) at a rate of 30% (or a lower applicable treaty rate) or (ii) such gain is effectively connected with a U.S. trade or business (and, if required by an applicable treaty, is attributable to a U.S. permanent establishment or, in the case of an individual, fixed base), in which case the Non-U.S. Holder will be subject to U.S. federal income tax on such gain in the same manner as described above with respect to effectively connected interest.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with interest payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement), and the Non-U.S. Holder may be subject to United States backup withholding on payments of interest on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the entire principal amount of the notes indicated in the following table.

Name of Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$348,750,000
J.P. Morgan Securities LLC	348,750,000
Lloyds Securities Inc.	37,500,000
Aladdin Capital LLC	7,500,000
Blaylock Robert Van, LLC	7,500,000

Total	$750,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover of this prospectus supplement. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that:

•

we will not, during the offering of the notes, without the prior written consent of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, offer, sell, contract to sell or otherwise dispose of in a capital markets transaction any debt securities issued or guaranteed by us or any of the note guarantors and having a tenor of more than one year; and

•

we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes.

	Per Note	Total

Price to Public(1)	100.000%	$750,000,000

Underwriting discount	0.700%	$5,250,000

Proceeds, before expenses, to Ally	99.300%	$744,750,000

(1)	Plus accrued interest, if any, from February 11, 2011

The expenses of the offering, not including the underwriting discounts, are estimated at approximately $500,000 and are payable by us.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member

State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than €50,000 (or its other currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in Section 5:2 of the Dutch Financial Supervision Act (Wet op het financieel toezicht) is applicable and the conditions attached to such exemption or exception are complied with.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters and the underwriters for the Existing Fixed Rate Notes have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that prices that you receive when you sell will be favorable.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

We expect that delivery of the notes will be made against payment therefor on or about April 20, 2011, which will be the fifth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is three business days preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, lending, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, currently perform, and may in the future perform, various financial advisory and investment banking services for us, for which they have received customary compensation and may provide such services and receive customary compensation in the future. Certain of the relationships involve transactions that are material to us or our affiliates and for which the underwriters and/or their respective affiliates have received significant fees. In addition, the underwriters and/or their affiliates serve as agents and lenders under certain of our existing credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to incorporate by reference into this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b)	Current Reports on Form 8-K filed on January 14, 2011, February 11, 2011, February 28, 2011, March 4, 2011, March 25, 2011, March 30, 2011 and April 13, 2011.

We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the consummation of the offering , except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained in this prospectus supplement or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document (or part thereof) that is, or is considered to be, incorporated by reference in this prospectus supplement modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this prospectus supplement.

Copies of each of the documents incorporated by reference into this prospectus supplement (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost, by writing or calling us at the following address and telephone number:

Ally Financial Inc.

Attention: Investor Relations

440 South Church Street, 16th Floor

Charlotte, North Carolina 28202

Tel: (866) 710-4623

Ally is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and information statements and other information with the SEC. You may read and copy any document Ally files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at www.sec.gov for further information on the public reference room. Ally’s filings are also electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym “EDGAR,” and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

LEGAL MATTERS

Certain legal matters with respect to the notes offered hereby will be passed upon for Ally by Davis Polk & Wardwell LLP. Certain legal matters with respect to the notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Ally, as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the effectiveness of Ally’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

ALLY FINANCIAL INC.

SENIOR GUARANTEED NOTES

GUARANTEES OF SENIOR GUARANTEED NOTES

Ally Financial Inc. may sell from time to time senior guaranteed notes in one or more offerings. The senior guaranteed notes will be unconditionally guaranteed by Ally US LLC, IB Finance Holding Company, LLC, GMAC Latin America Holdings LLC, GMAC International Holdings B.V. and GMAC Continental LLC, each a subsidiary of Ally on an unsubordinated basis.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution and any applicable underwriting discounts and commissions. The securities offered by this prospectus, unless stated otherwise in the applicable prospectus supplement, will not be listed on any exchange, listing authority or quotation system.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that will describe the method of sale and terms of the related offering. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 3 of this prospectus and contained in our periodic reports filed with the Securities and Exchange Commission, as well as the other information contained or incorporated by reference in this prospectus.

The securities offered by this prospectus will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2011

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

References in this prospectus to “the Company,” “we,” “us,” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries (including Residential Capital, LLC, or “ResCap”) on a consolidated basis, unless the context otherwise requires, and the term “Ally” refers only to Ally Financial Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Information Incorporated by Reference; Where You Can Find More Information”.

INFORMATION INCORPORATED BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below:

(a)	Annual Report on Form 10-K for the year ended December 31, 2009, portions of which have been updated by the Current Reports on Form 8-K filed on August 6, 2010 and October 13, 2010;

(b)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 (as amended by the Quarterly Report on Form 10-Q/A filed on November 15, 2010) and September 30, 2010; and

(c)	Current Reports on Form 8-K filed on January 5, 2010 (two reports and other than with respect to Item 7.01 and Exhibits 99.1 and 99.2 of Item 9.01), January 12, 2010 (two reports), March 9, 2010, April 2, 2010, April 12, 2010, April 16, 2010 (two reports), May 7, 2010, May 11, 2010, May 24, 2010, May 26, 2010, July 16, 2010, August 6, 2010, August 12, 2010, October 13, 2010, October 19, 2010, November 4, 2010, December 27, 2010 and December 30, 2010.

We are also incorporating by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement, except that, unless otherwise indicated, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Ally is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and information statements and other information with the SEC. You may read and copy any document that Ally files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website at http://www.sec.gov for further information on the public reference room. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

You may also obtain a copy of any or all of the documents referred to above that may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address and telephone number:

Ally Financial Inc.

Attention: Investor Relations

440 South Church Street, 14th Floor

Charlotte, North Carolina 28202

Tel: (866) 710-4623

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference documents containing various forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of these words or similar expressions is intended to identify forward-looking statements. All statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, including without limitation statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as updated by our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and the other documents specifically incorporated by reference herein. See “Information Incorporated by Reference; Where You Can Find More Information”. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus. Such forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this prospectus to help you understand our business and the senior guaranteed notes (the “notes”). It does not contain all of the information that is important to you. You should carefully read this prospectus in its entirety, including the information incorporated by reference into this prospectus, to understand fully the terms of the notes, as well as the other considerations that are important to you in making your investment decision. Each time we offer securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement when making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 3 and incorporated by reference herein and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page iv.

Our Company

Ally Financial Inc. (formerly GMAC Inc.) is one of the world’s largest automotive financial services companies. Founded in 1919 as a wholly owned subsidiary of General Motors Corporation (currently General Motors Company or GM), Ally is the official preferred source of financing for GM, Chrysler, Saab, Suzuki, Fiat, and Thor Industries vehicles and offers a full suite of automotive financing products and services in key markets around the world. Our other business units include mortgage operations and commercial finance, and our subsidiary, Ally Bank, which offers online retail banking products. Ally also operates as a bank holding company. On December 24, 2008, we became a bank holding company under the Bank Holding Company Act of 1956, as amended.

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is (866) 710-4623.

The Note Guarantors

The notes will be guaranteed on a joint and several basis by the following subsidiaries of Ally: Ally US LLC (formerly known as GMAC US LLC), IB Finance Holding Company, LLC, GMAC Latin America Holdings LLC, GMAC International Holdings B.V. and GMAC Continental LLC. Debt of the note guarantors or of subsidiaries of the note guarantors that is owed to Ally or other subsidiaries of Ally will rank junior to the note guarantees or will be held by a note guarantor.

Each note guarantor is a first-tier wholly owned subsidiary of Ally. A simplified structure chart of Ally and each of the note guarantors is set forth below:

Securities Being Offered

The notes will be unsubordinated unsecured obligations of Ally and will rank equally in right of payment with all of Ally’s existing and future unsubordinated unsecured indebtedness and senior in right of payment to all existing and future indebtedness that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to all existing and future secured indebtedness of Ally to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of Ally that are not note guarantors, to the extent of the value of the assets of those subsidiaries.

The notes will be unconditionally guaranteed by Ally US LLC, IB Finance Holding Company, LLC, GMAC Latin America Holdings LLC, GMAC International Holdings B.V. and GMAC Continental LLC, each a subsidiary of Ally (collectively, the “note guarantors”), on an unsubordinated basis (the “note guarantees”). The note guarantees will be unsubordinated unsecured obligations of each note guarantor and will rank equally in right of payment with all of each applicable note guarantor’s existing and future unsubordinated unsecured indebtedness, including each note guarantor’s guarantee of certain outstanding Ally notes, and senior in right of payment to all existing and future indebtedness of the applicable note guarantor that by its terms is expressly subordinated to the applicable note guarantee. Each note guarantee will be effectively subordinated to any secured indebtedness of such note guarantor to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of any non-guarantor subsidiaries of such note guarantor to the extent of the value of the assets of such subsidiaries. See “Description of Notes—Ranking.”

Unless we state otherwise in the applicable prospectus supplement, the notes will not be subject to redemption prior to maturity and there will be no sinking fund for the notes.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 were 0.04, 1.52, 0.91, 1.14 and 1.27, respectively. Our ratio of earnings to fixed charges for the nine months ended September 30, 2010 was 1.18. See “Ratio of Earnings to Fixed Charges.”

RISK FACTORS

Your decision whether to acquire the notes will involve risk. The risks described below are intended to highlight risks that are specific to the notes and the related guarantees, but are not the only risks we face. You should be aware of, and carefully consider, the following risk factors, along with all of the risks and other information provided or referred to in this prospectus and the documents incorporated by reference herein, including the discussions in our Annual Report on Form 10-K for the year ended December 31, 2009 (as may be amended or supplemented in subsequent reports on Form 10-K, Form 10-Q or Form 8-K). In addition, other risks that we face are described from time to time in periodic reports that we file with the SEC. If any of the following risks actually occur, the value of the notes could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Relating To The Notes

Our substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes, our ability to react to changes in our business and our ability to incur additional indebtedness to fund future needs.

We have a substantial amount of indebtedness, which requires significant interest and principal payments. Our existing and future secured indebtedness will rank effectively senior to the notes offered hereby to the extent of the value of the assets securing such indebtedness. We may incur additional indebtedness from time to time. If we do so, the risks related to our high level of indebtedness could be increased.

Our substantial level of indebtedness could have important consequences to holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for other purposes;

•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

•

limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our indebtedness is accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our indebtedness, to refinance our indebtedness or to fund capital expenditures will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, on distributions to us from our subsidiaries and required capital levels with respect to certain of our banking and insurance subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness when needed on commercially reasonable terms or at all.

Our subsidiaries that are not note guarantors (including subsidiaries of the note guarantors that are not note guarantors) will not guarantee the notes and will not be restricted under the indenture for the notes or the note guarantees. Your right to receive payments on the notes and the note guarantees are effectively subordinated to the indebtedness of our non-guarantor subsidiaries.

Our subsidiaries that are not note guarantors will not guarantee the notes and will not be restricted under the indenture for the notes or the note guarantees. Accordingly, in the event of a bankruptcy or insolvency, the claims of creditors of those non-guarantor subsidiaries would also rank effectively senior to the notes, to the extent of the assets of those subsidiaries. None of the non-guarantor subsidiaries, or any of their respective subsidiaries, has any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their liabilities, including trade creditors, will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets are made available for distribution to us. The notes and the indenture and the guarantee agreement relating thereto will permit us to sell our interests in (through merger, consolidation or otherwise) the non-guarantor subsidiaries, or sell all or substantially all of the assets of any of the non-guarantor subsidiaries, in each case, without the consent of the holders of the notes in certain circumstances.

Our less than wholly owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements. As a result, we may not be able to access their cash flows to service our debt obligations, including obligations in respect of the notes.

The notes and the note guarantees will be effectively subordinated to our and the note guarantors’ existing and future secured indebtedness which is secured by a lien on certain of our assets or certain assets of the note guarantors.

The notes and the note guarantees will not be secured by any of our assets. As a result, our and the note guarantors’ existing and future secured indebtedness will rank effectively senior to the indebtedness represented by the notes and the note guarantees, to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our or the note guarantors’ assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, our or the note guarantors’ secured creditors will have a superior claim to their collateral, as applicable. If any of the foregoing occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. The existing and future liabilities of our subsidiaries, excluding those subsidiaries that do guarantee the notes, will be structurally senior to the indebtedness represented by the notes to the extent of the value of the assets of such subsidiaries.

In addition, if we default under any of our existing or future secured indebtedness, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the holders of such indebtedness could foreclose on the pledged assets to the exclusion of the holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full.

A court could deem the issuance of the notes to be a fraudulent conveyance and void all or a portion of the obligations represented by the notes.

In a bankruptcy proceeding, a trustee, debtor in possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for less than reasonably equivalent value or fair consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy proceeding. Furthermore, under certain circumstances, creditors may generally recover transfers or void obligations outside of bankruptcy under applicable fraudulent transfer laws, within the applicable limitation period, which are typically longer than two years. In bankruptcy, a representative of the estate may also assert such claims. If a court were to find that Ally issued the notes under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the notes. In addition, under such circumstances, the value of any consideration holders received with respect to the notes could also be subject to recovery from such holders and possibly from subsequent transferees.

Therefore, a note could be voided, or claims in respect of a note could be subordinated to all other debts of Ally, if Ally at the time it incurred the indebtedness evidenced by the notes received less than reasonably equivalent value or fair consideration for the issuance of the notes, and:

•	was insolvent or rendered insolvent by reason of such issuance or incurrence;

•	was engaged in a business or transaction for which Ally’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether Ally would be considered to be insolvent. If a court determined that Ally was insolvent after giving effect to the issuance of the new securities, it could void the notes, or potentially impose other forms of damages.

With respect to certain actions under the indenture governing the notes, holders of the notes will vote together as a single class with holders of all other debt securities issued under the indenture governing the notes that are adversely affected by such actions; therefore the voting interest of a holder of notes under the indenture with respect to such actions will be diluted.

For purposes of the indenture governing the notes, the notes offered hereby and all other debt securities issued thereunder will generally constitute a single class of debt securities. Therefore, any action under the indenture governing the notes other than those actions affecting only the notes will require the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities issued thereunder that are affected thereby. See “Description of Notes—Modification of the Indenture.” Consequently, any action requiring the consent of holders of the notes under the indenture governing the notes may also require the consent of holders of a significant portion of the remaining debt securities issued thereunder, and the individual voting interest of each holder of the notes may be accordingly diluted with respect to such actions. In addition, holders of debt securities could vote in favor of certain actions under the indenture that holders of the notes vote against, and the requisite consent to such action could be received nonetheless. We also may, from time to time, issue additional debt securities under the indenture governing the notes which could further dilute the individual voting interest of each holder of the notes with respect to such actions.

In the event that a bankruptcy court orders the substantive consolidation of any of the note guarantors with Ally or any of its other subsidiaries, payments on the notes could be delayed or reduced.

We believe that Ally and the note guarantors have observed and will observe certain corporate and other formalities and operating procedures that are generally recognized requirements for maintaining the separate existence of the note guarantors and that the assets and liabilities of the note guarantors can be readily identified as distinct from those of Ally and its other subsidiaries. However, we cannot assure you that a bankruptcy court would agree in the event that Ally or any of its subsidiaries becomes a debtor under the United States Bankruptcy Code. If a bankruptcy court so orders the substantive consolidation of the note guarantors with Ally or any of its other subsidiaries, noteholders should expect payments on the notes to be delayed and/or reduced.

Risks Relating To The Note Guarantees

Because each note guarantor’s liability under the note guarantees may be reduced, voided or released under certain circumstances, you may not receive any payments from some or all of the note guarantors.

The holders of the notes will have the benefit of the guarantees of the note guarantors. However, the guarantees by the note guarantors are limited to the maximum amount that the note guarantors are permitted to guarantee under applicable law. As a result, a note guarantor’s liability under its note guarantee could be reduced depending on the amount of other obligations of such note guarantor. Further, under the circumstances discussed below, a court under Federal or applicable fraudulent conveyance and transfer statutes could void the obligations under a note guarantee or further subordinate it to all other obligations of the note guarantor. In addition, the holders of the notes will lose the benefit of a particular note guarantee if it is released under certain circumstances described under “Description of Notes—Note Guarantees.”

A court could deem the note guarantees a fraudulent conveyance and void all or a portion of the obligations of the note guarantors.

If a court were to find that any of the note guarantors issued the note guarantees under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under such note guarantee and, if payment had already been made under the relevant note guarantee, require that the recipient return the payment to the relevant note guarantor.

A note guarantee could be voided, or claims in respect of a note guarantee could be subordinated to all other debts of the applicable note guarantor if the note guarantor at the time it incurred the obligation evidenced by the note guarantee received less than reasonably equivalent value or fair consideration for the issuance of the note guarantee, and:

•	was insolvent or rendered insolvent by reason of such issuance or incurrence;

•	was engaged in a business or transaction for which such applicable note guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

We cannot assure you as to what standard a court would apply in determining whether a note guarantor would be considered to be insolvent. If a court decided any note guarantee provided by any note guarantor was a fraudulent conveyance and voided such note guarantee, or held it unenforceable for any other reason, you would cease to have any claim in respect of such note guarantor providing such voided note guarantee and would be a creditor solely of Ally as issuer of the notes and the remaining note guarantors.

The guarantee agreement relating to the notes will contain a provision intended to limit each note guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its note guarantee to be a fraudulent transfer. This provision may not be effective to protect the note guarantees from being voided under fraudulent transfer law, or may eliminate the note guarantor’s obligations or reduce the note guarantor’s obligations to an amount that effectively makes the note guarantee worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the note guarantees.

If the note guarantees were legally challenged, any note guarantee could also be subject to the claim that, since the note guarantee was incurred for Ally’s benefit, and only indirectly for the benefit of the applicable note guarantor, the obligations of the applicable note guarantor were incurred for less than fair consideration. A court could thus void the obligations under the note guarantees, subordinate them to the applicable note guarantor’s other debt or take other action detrimental to the holders of the notes.

A court could deem the note guarantee of GMAC International Holdings a fraudulent conveyance or a violation of other laws and void all or a portion of the obligations of GMAC International Holdings under Dutch law.

To the extent that Dutch law applies, a guarantee granted by a legal entity may, under certain circumstances, be nullified by any of its creditors, if (i) the guarantee was granted without an obligation to do so (onverplicht), (ii) the creditor concerned was prejudiced as a consequence of the guarantee and (iii) at the time the guarantee was granted both the legal entity and, unless the guarantee was granted for no consideration (om niet), the beneficiary of the guarantee knew or should have known that one or more of the entities’ creditors (existing or future) would be prejudiced. Also to the extent that Dutch insolvency law applies, a guarantee or security may be nullified by the receiver (curator) on behalf of and for the benefit of all creditors of the insolvent debtor.

In addition, if a Dutch company grants a guarantee and that guarantee is not in the company’s corporate interest, the guarantee may be nullified by the Dutch company, its receiver and its administrator (bewindvoerder) and, as a consequence, not be valid, binding and enforceable against it. In determining whether the granting of such guarantee is in the interest of the relevant company, the Dutch courts would consider the text of the objects clause in the articles of association of the company and whether the company derives certain commercial benefits from the transaction in respect of which the guarantee was granted. In addition, if it is determined that there are no, or insufficient, commercial benefits from the transaction for the company that grants the guarantee, then such company (and any bankruptcy receiver) may contest the enforcement of the guarantee. It remains possible that even where strong financial and commercial interdependence exists, the transaction may be declared void if it appears that the granting of the guarantee cannot serve the realization of the relevant company’s objectives.

If Dutch law applies, a guarantee or security governed by Dutch law may be voided by a court, if the document was executed through undue influence (misbruik van omstandigheden), fraud (bedrog), duress (bedreiging) or mistake (dwaling) of a party to the agreement contained in that document.

In addition, a guarantee issued by a Dutch company may be suspended or voided by the Enterprise Chamber of the Court of Appeal in Amsterdam (Ondernemingskamer van het Gerechtshof te Amsterdam) on the motion of a trade union and of other entities entitled thereto in the articles of association (statuten) of the relevant Dutch company. Likewise, the guarantee or security itself may be upheld by the Enterprise Chamber, yet actual payment under it may be suspended or avoided.

The notes, the indenture and guarantee agreement related thereto contain only limited restrictions on the business and activities of the note guarantors and our ability to sell the equity interests in note guarantors.

The notes, the guarantee agreement and the indenture relating thereto will permit the note guarantors to, among other things, transfer less than substantially all of their assets, pledge their assets or incur indebtedness or other obligations in each case without the consent of the holders of the notes and subject to certain limited exceptions. To the extent that the note guarantors engage in any such transactions, the amount of assets of such note guarantors available to satisfy their obligations under the note guarantees may be reduced or eliminated.

Although we will be required to use the proceeds of any sale, disposal or transfer of the equity interests of any note guarantor held by Ally in a transaction following which Ally ceases to own a majority of the equity interests of such note guarantor to reinvest in a note guarantor or a subsidiary of a note guarantor, upon such a sale, the note guarantee of such former subsidiary will be released and it will have no further obligation with respect to the notes.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the notes will be used for general corporate purposes, which could include working capital, retirement of debt and other business purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	Nine months ended September 30, 2010 (a)	Year ended December 31,
($ in millions)		2009 (a)	2008 (a)	2007 (a)	2006 (a)	2005 (a)
Ratio of earnings to fixed charges (b)	1.18	0.04	1.52	0.91	1.14	1.27

(a)	During 2009, we committed to sell certain operations of our International Automotive Finance operations, Insurance operations, Mortgage operations, and Commercial Finance Group. We report these businesses separately as discontinued operations in the Consolidated Financial Statements. Refer to Note 2 to the Consolidated Financial Statements for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.
(b)	The ratio indicates a less than one-to-one coverage for the years ended December 31, 2009 and 2007. Earnings available for fixed charges for the years ended December 31, 2009 and 2007, were inadequate to cover total fixed charges. The deficit amounts for the ratio were $6,938 million and $1,293 million for the years ended December 31, 2009 and 2007, respectively.

DESCRIPTION OF SENIOR GUARANTEED NOTES AND GUARANTEES OF SENIOR GUARANTEED NOTES

The following description of the terms of the senior guaranteed notes and the guarantees of the senior guaranteed notes provides general terms and provisions of the securities to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the senior guaranteed notes offered and the extent, if any, to which the general provisions apply to the senior guaranteed notes.

General

Ally will issue the notes under the indenture dated as of July 1, 1982 (as amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 15, 1987, the third supplemental indenture dated as of September 30, 1996, the fourth supplemental indenture dated as of January 1, 1998, and the fifth supplemental indenture dated as of September 30, 1998, and together with such supplemental indentures, the “Indenture”) among Ally and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”). The notes will constitute a separate series of notes from those series previously issued under such Indenture. Those terms of the notes that differ from or that are in addition to the terms of the Indenture will be set forth in the resolution or resolutions of the board of directors or the executive committee of Ally authorizing the issuance of the notes. For purposes of amending or modifying the Indenture, the holders of the notes will generally vote as a single class with the holders of debt securities of all other series at the time outstanding under the Indenture (together with the notes, the “Debt Securities”).

The following description is a summary of certain provisions of the Indenture, the notes, and the Guarantee Agreement (as defined below). It does not restate the Indenture, the notes, or the Guarantee Agreement in their entirety and is qualified in its entirety by reference to such documents. You may request copies of the Indenture at Ally’s address set forth under “Information Incorporated by Reference; Where You Can Find More Information”.

The notes will be issued only in fully registered book-entry form without coupons only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 above that amount. The notes will be issued in the form of global notes. Global notes will be registered in the name of a nominee of DTC, New York, New York, as described under “Book-Entry, Delivery and Form of Notes.”

Principal Amount; Maturity and Interest

Unless we state otherwise in the applicable prospectus supplement, the notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

The notes will bear interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the notes will accrue from and including the date the notes are issued (the “issue date”) or from and including the most recent interest payment date (whether or not such interest payment date was a business day) for which interest has been paid or provided for to but excluding the relevant interest payment date.

If an interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next succeeding business day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

Note Guarantees

Each of Latin America LLC, GMAC International Holdings, Continental LLC, IB Finance and US LLC (each a subsidiary of Ally and each a “note guarantor”) will, pursuant to a guarantee agreement to be dated as of the issue date (the “Guarantee Agreement”) among Ally, each note guarantor and the Trustee, jointly and severally, irrevocably and unconditionally guarantee (the “note guarantees”) on an unsubordinated basis the performance and punctual payment when due, whether at maturity, by acceleration or otherwise, of all payment obligations of Ally in respect of the notes (pursuant to the terms thereof and of the Indenture), whether for payment of (w) principal of, or premium, if any, interest or additional interest on the notes, (x) expenses, (y) indemnification or (z) otherwise (all such obligations guaranteed by such note guarantors being herein called the “guaranteed obligations”).

Each note guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable note guarantor without rendering the note guarantee, as it relates to such note guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Relating to the Note Guarantees.”

Each note guarantee will be a continuing guarantee and shall:

(1) subject to the next succeeding paragraph, remain in full force and effect until payment in full of all the guaranteed obligations;

(2) subject to the next succeeding paragraph, be binding upon each such note guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee and the holders of the notes and their successors, transferees and assigns.

A note guarantee of a note guarantor will be automatically released upon:

(1) the sale, disposition or other transfer (including through merger or consolidation) of a majority of the equity interests (including any sale, disposition or other transfer following which the applicable note guarantor is no longer a subsidiary of Ally), of the applicable note guarantor if such sale, disposition or other transfer is made in compliance with the Indenture; or

(2) the discharge of Ally’s obligations in respect of the notes in accordance with the terms of the Indenture and the notes.

Not all of Ally’s subsidiaries will guarantee the notes. The notes will be effectively subordinated to all debt and other liabilities (including trade payables and lease obligations) of subsidiaries that do not provide note guarantees.

Ranking

The notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of Ally, including all Debt Securities, and senior in right of payment to existing and future indebtedness of Ally that by its terms is expressly subordinated to the notes. The notes will be effectively subordinated to any secured indebtedness of Ally to the extent of the value of the assets securing such debt.

The notes will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of Ally that do not provide note guarantees to the extent of the value of the assets of such subsidiaries.

Each note guarantee will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of the applicable note guarantor, and senior in right of payment to existing and future indebtedness of such note guarantor, if any, that by its terms is expressly subordinated to the note guarantee of such note guarantor. Each note guarantee will be effectively subordinated to any secured indebtedness of such note guarantor to the extent of the value of the assets securing such debt and will be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of any non-guarantor subsidiaries of such note guarantor.

Redemption

Unless we state otherwise in the applicable prospectus supplement, the notes will not be subject to redemption prior to maturity and there will be no sinking fund for the notes.

Certain Covenants

Limitation on Liens

The Indenture provides that Ally will not pledge or otherwise subject to any lien any of its property or assets unless the notes are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. This covenant does not apply to:

•

the pledge of any assets to secure any financing by Ally of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which Ally reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•

any deposit of assets of Ally with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Ally from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against Ally;

•

any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that Ally will not merge or consolidate with another corporation or sell or convey all or substantially all of Ally’s assets to another person, firm or corporation unless either Ally is the continuing corporation or the new corporation shall expressly assume the interest and principal (and premium, if any) due under the Debt Securities. In either case, the Indenture provides that neither Ally nor a successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance. Additionally, the Indenture provides that in the case of any such merger or consolidation or sale or conveyance, the successor corporation may continue to issue securities under the Indenture.

The Guarantee Agreement will provide that no note guarantor will merge or consolidate with another corporation or sell or convey all or substantially all of its assets to another person, firm or corporation unless either it is the continuing corporation or the new corporation shall expressly assume the obligation to serve as a note guarantor of Ally’s obligations under the notes. In either case, the Guarantee Agreement will provide that neither the note guarantor nor any successor corporation may be in default of performance immediately after such merger or consolidation or sale or conveyance.

SEC Reports and Reports to Holders

Ally will be required to file with the Trustee within fifteen days after Ally is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Ally may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Ally is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. In addition, Ally will be required to file with the Trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Ally with the conditions and covenants provided for in the Indenture as may be required from time to time by such rules and regulations. Ally has also agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Limitation on Sale of Equity Interests of Note Guarantors

Ally will not be permitted to sell, dispose of or otherwise transfer any of the equity interests of any note guarantor held by Ally in a transaction following which Ally ceases to own a majority of the equity interests of such note guarantor (a “note guarantor equity sale”) unless the net sale proceeds of such note guarantor equity sale are used within five business days following the receipt by Ally of such net sale proceeds from such note guarantor equity sale to make an investment in one or more note guarantors or subsidiaries of note guarantors, including any subsidiary of Ally that becomes a note guarantor or a subsidiary of a note guarantor. For purposes of this description of notes, the term “subsidiary” when used in respect to any person shall include a direct or indirect subsidiary of such person.

Limitation on Liens on Assets of Note Guarantors

The Guarantee Agreement will provide that, so long as the notes remain outstanding, no note guarantor nor any subsidiary of a note guarantor will pledge or otherwise subject to any lien any of its property or assets to secure (a) any debt (as defined below) of Ally or any direct or indirect parent of Ally or ResCap or any subsidiary of ResCap or (b) any debt incurred to repay, retire, redeem, refund, refinance, replace, defease, cancel, repurchase or exchange any such debt described in the foregoing clause (a), in each case unless the notes are secured by such pledge or lien equally and ratably with such debt so long as any such other debt shall be so secured; provided, that financings, securitizations and hedging activities conducted by a subsidiary of Ally in the ordinary course of business and not incurred in contemplation of the payment of debt described in clause (a) prior to its stated maturity shall not be deemed to be covered by clause (b).

The Guarantee Agreement will provide that no note guarantor, nor any subsidiary of a note guarantor, will pledge or otherwise subject to any lien any of its property or assets to secure any debt of ResCap or any subsidiary of ResCap.

“debt” shall mean, with respect to any specified person, any indebtedness of such person: (1) in respect of borrowed money of such person; (2) evidenced by bonds, notes, debentures or similar instruments issued by such person; (3) in respect of letters of credit, banker’s acceptances or other similar instruments issued on account of such person; (4) representing the portion of capital lease obligations (that does not constitute interest expense) and attributable debt in respect of sale leaseback transactions; (5) representing the balance deferred and unpaid of the purchase price of any property or services acquired by or rendered to such person due more than six months after such property is acquired or such services are completed; (6) representing obligations of such person with respect to the redemption, repayment or other repurchase of any preferred stock; and (7) hedging obligations in connection with debt referred to in clauses (1) through (6).

“person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust association, organization or other entity of any kind or nature.

Limitation on Guarantees of Debt

Ally will not permit any of its subsidiaries, other than any note guarantor, to guarantee the payment of (a) any debt of Ally or any direct or indirect parent of Ally or (b) any debt incurred to repay, retire, redeem, refund, refinance, replace, defease, cancel, repurchase or exchange any such debt referred to in clause (a), unless in each case such subsidiary executes and delivers a joinder to the Guarantee Agreement providing for a guarantee by such subsidiary of the notes on an unsubordinated basis; provided, that financings, securitizations and hedging activities conducted by a subsidiary of Ally in the ordinary course of business and not incurred in contemplation of the payment of debt described in clause (a) prior to its stated maturity shall not be deemed to be covered by clause (b). In the event that any subsidiary rendering a guarantee of the notes is released and discharged in full of the guarantee of all such other debt, then the guarantee of the notes shall be automatically and unconditionally released and discharged.

The Guarantee Agreement will provide that no note guarantor, nor any subsidiary of a note guarantor, will guarantee the payment of any debt of ResCap or any subsidiary of ResCap.

Limitation on Asset Sales by Note Guarantors

The Guarantee Agreement will provide that no note guarantor, nor any subsidiary of a note guarantor, will make an Asset Sale (as defined below) to Ally or any subsidiary or other affiliate of Ally that is not a note guarantor or a subsidiary of a note guarantor, other than:

•

any Asset Sale on terms not less favorable in any material respect to such note guarantor or subsidiary, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not Ally or a subsidiary or other affiliate of Ally (as determined in good faith by such note guarantor or subsidiary or, if the consideration received in connection with such Asset Sale (or series of related Asset Sales) exceeds $250 million, as determined in good faith by the board of directors of Ally, or, if the consideration received in connection with such Asset Sale (or series of related Asset Sales) exceeds $500 million, subject to a customary fairness opinion from an independent accounting, appraisal or investment banking firm of national standing to the effect that (i) the financial terms of such Asset Sale are fair to such note guarantor or subsidiary of such note guarantor, as applicable, from a financial point of view or (ii) the financial terms of such Asset Sale are not less favorable in any material respect to such note guarantor or subsidiary of such note guarantor, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not an affiliate of Ally);

•

any Asset Sale to a note guarantor or to a subsidiary of a note guarantor (other than to ResCap or any of its subsidiaries if ResCap or such subsidiaries become note guarantors or subsidiaries of note guarantors);

•	any Asset Sale of the equity interests of a subsidiary of a note guarantor provided that such subsidiary shall become a note guarantor as of the time such Asset Sale occurs;

•

any Asset Sale in connection with financing, securitization and hedging activities conducted by Ally or any subsidiary of Ally in the ordinary course of business on terms not less favorable in any material respect to such note guarantor or subsidiary, as applicable, than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a person who is not Ally or a subsidiary or other affiliate of Ally; or

•

any Asset Sale in connection with the disposition of all or substantially all of the assets of any note guarantor in a manner permitted pursuant to the provisions described in the second paragraph above under “—Merger and Consolidation.”

“Asset Sale” means:

(1)	the conveyance, sale, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of a note guarantor or any of its subsidiaries (including, without limitation, any agreement with respect to a transaction that has the effect of conveying or monetizing the value of such property or assets) (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of equity interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent received by applicable law) of any subsidiary of a note guarantor (including, without limitation, any agreement with respect to a transaction that has the effect of conveying or monetizing the value of such equity interests), whether in a single transaction or a series of related transactions, in each case, other than:

(a)	any disposition of property or assets by a note guarantor or subsidiary of a note guarantor or issuance of securities by a subsidiary of a note guarantor to a note guarantor or another subsidiary of a note guarantor (other than to ResCap or any of its subsidiaries if ResCap or such subsidiaries become note guarantors or subsidiaries of note guarantors);

(b)	any disposition of cash or cash equivalents other than the disposition of any cash or cash equivalents that represent proceeds from the disposition of property or assets or the sale or the issuance or sale of capital stock (collectively, “Subject Assets”), and the disposition of such Subject Assets (if made in lieu of such disposition of cash or cash equivalents) would not otherwise comply with the covenant “Limitation on Asset Sales by Note Guarantors”;

(c)	any disposition of property or assets by any note guarantor or subsidiary of a note guarantor or issuance or sale of equity interests of any subsidiary of a note guarantor which property, assets or equity interests, as applicable, so sold or issued in any transaction or series of related transactions, have an aggregate fair market value (as determined in good faith by such note guarantor or subsidiary) of less than $25 million;

(d)	the granting of any lien permitted by the covenant described above under “—Limitation on Liens on Assets of Note Guarantors”; and

(e)	foreclosure on assets or property.

Limitation on Transactions with Affiliates

The Guarantee Agreement will provide that each note guarantor will not, and will not permit any of its subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any affiliate of Ally involving aggregate consideration in excess of $25 million (each of the foregoing, an “affiliate transaction”), unless: (i) such affiliate transaction is on terms that are not less favorable in any material respect to such note guarantor or the relevant subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by such note guarantor or such subsidiary with an unaffiliated party; and (ii) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $250 million, such affiliate transaction is approved by the board of directors of Ally; and (iii) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $500 million, Ally must obtain and deliver to the trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to such note guarantor or such subsidiary, as the case may be, from a financial point of view.

The foregoing limitation does not limit, and shall not apply to:

(1)	any disposition permitted under the covenant “—Limitation on Asset Sales by Note Guarantors”;

(2)	the payment of reasonable and customary fees and indemnities to members of the board of directors of Ally or a subsidiary;

(3)	the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of Ally or any subsidiary;

(4)	transactions between or among any note guarantor or subsidiary of a note guarantor and any other note guarantor or any subsidiary of a note guarantor, provided, however that this exception shall not apply to ResCap or any of its subsidiaries if ResCap or such subsidiaries become note guarantors or subsidiaries of note guarantors;

(5)	the issuance of equity interests of any note guarantor otherwise permitted hereunder and capital contributions to any note guarantor;

(6)	any agreement or arrangement as in effect on the issue date of the notes and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the holders of the notes in any material respect; and

(7)	transactions with GM or any of its subsidiaries, or any customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business.

Payments for Consent

Ally will not, and will not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Modification of the Indenture

The Indenture contains provisions permitting Ally and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities issued, with the consent of the holders of not less than 66- 2/3% in aggregate principal amount of the Debt Securities which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each Debt Security so affected, no such modification shall:

•

extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Debt Security so affected; or

•

reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding under the Indenture.

The Indenture contains provisions permitting Ally and the Trustee to enter into indentures supplemental to the Indenture, without the consent of the holders of the Debt Securities at the time outstanding, for one or more of the following purposes:

•	to evidence the succession of another corporation to Ally, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

•

to add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of Debt Securities;

•

to permit or facilitate the issuance of Debt Securities in coupon form, registrable or not registrable as to principal, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form;

•

to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the holders of any Debt Securities; or

•	to evidence and provide for the acceptance and appointment by a successor trustee.

Notwithstanding the foregoing, holders of the notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only the notes (including, for the avoidance of doubt, with respect to amendments to or waivers of the following covenants that will be set forth in the notes: the covenant described in the last sentence under “—Certain Covenants—SEC Reports and Reports to Holders”, the covenant described under “—Certain Covenants—Limitation on Sale of Equity Interests of Note Guarantors”, the covenant described in the first paragraph under “—Certain Covenants—Limitation on Guarantees of Debt” and the covenant described under “—Certain Covenants—Payments for Consent”, and all such covenants and provisions hereinafter referred to as, the “Additional Covenants”) and the holders of other Debt Securities shall not have any voting rights with respect to such matters as they relate to the notes.

The Guarantee Agreement will contain provisions:

•

permitting Ally, the note guarantors and the Trustee to modify or amend the Guarantee Agreement with the consent of the holders of not less than a majority in aggregate principal amount of the notes voting together as a single class provided that, without the consent of the holder of each note, no such modification shall, except with respect to the covenant described in the second paragraph under “—Certain Covenants—Merger and Consolidation,” the covenant described under “—Certain Covenants—Limitation on Liens on Assets of Note Guarantors,” the covenant described in the second paragraph under “—Certain Covenants—Limitation on Guarantees of Debt,” the covenant described under “—Certain Covenants—Limitation on Asset Sales by Note Guarantors” and the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” and as otherwise expressly permitted, modify the note guarantees in any way adverse to the holders of the notes; and

•

permitting Ally, the note guarantors and the Trustee without the consent of the holders of the notes to (i) enter into modifications or amendments to the Guarantee Agreement to add note guarantors, (ii) provide for the assumption by a successor guarantor of the obligations under the Guarantee Agreement, (iii) release any note guarantee in accordance with the terms of the Indenture and the Guarantee Agreement, (iv) add to the covenants such further covenants, restrictions, conditions or provisions as Ally’s board of directors and the Trustee shall consider to be for the protection of the holders of notes, (v) cure any ambiguity or correct or supplement any provision contained therein which may be defective or inconsistent with any other provision contained therein, (vi) make such other provisions in regard to matters or questions arising under the Guarantee Agreement as shall not adversely affect the interests of the holders of any notes and (vii) evidence and provide for a successor trustee.

Events of Default

An event of default with respect to the notes is defined in the Indenture as being (the “Indenture Events of Default”):

•	default in payment of any principal or premium, if any;

•	default for 30 days in payment of any interest;

•

default in the performance of any other covenant in the Indenture or the notes for 30 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of Debt Securities at the time outstanding; or

•	certain events of bankruptcy, insolvency or reorganization with respect to Ally.

Furthermore, an event of default (the “Guarantee Event of Default,” and a Guarantee Event of Default or any Indenture Event of Default, an “Event of Default”) shall have occurred if at any time (a) any note guarantee of any note guarantor ceases to be in full force and effect (other than in accordance with the terms of such note guarantee and the Indenture), (b) any note guarantee of any note guarantor is declared null and void and unenforceable or found to be invalid or (c) any note guarantor asserts in writing that its note guarantee is not in effect or is not its legal, valid or binding obligation (other than by reason of release of a note guarantor from its note guarantee in accordance with the terms of the applicable Indenture and the note guarantee).

In case any of the first, second or third Indenture Events of Default above, or the Guarantee Event of Default, shall occur and be continuing with respect to the notes, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities affected thereby then outstanding may declare the principal amount of all of the Debt Securities affected thereby to be due and payable. In case an event of default as set out in the fourth Indenture Event of Default above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding, voting as one class, may declare the principal of all outstanding Debt Securities to be due and payable. Any Event of Default with respect to the notes may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the notes, or of all the outstanding Debt Securities, as the case may be, if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the Trustee and all defaults are remedied. For such purposes, if the principal of all series of Debt Securities shall have been declared to be payable, all series will be treated as a single class. Ally is required to file with the Trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

The holders of the notes shall vote as a separate class from the holders of the other Debt Securities with respect to any defaults or events of default or remedies relating thereto as a result of any covenants, obligations or provisions affecting only the notes, including the Additional Covenants.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity satisfactory to it.

Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the Debt Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Satisfaction and Discharge

The Indenture shall cease to be of further effect with respect to the notes if at any time (a) Ally shall have delivered to the Trustee for cancellation all notes theretofore authenticated (other than any notes which shall have been destroyed, lost or stolen and which shall have been replaced or paid), or (b) all such notes not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Ally shall deposit or cause to be deposited with the Trustee as trust funds the entire amount (other than moneys repaid by the Trustee or any paying agent to Ally) sufficient to pay at maturity or upon redemption all notes not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be, and if in either case Ally shall also pay or cause to be paid all other sums payable under the Indenture by Ally with respect to the notes.

All such moneys deposited with the Trustee shall be held in trust and applied by it to the payment, either directly or through any paying agent (including Ally acting as its own paying agent), to the holders of the notes for the payment or redemption of which such moneys have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest (and premium, if any).

Further Issues

Ally may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally with the notes offered by this prospectus in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with the notes offered by this prospectus and have the same terms as to status, redemption or otherwise as the notes offered by this prospectus.

Concerning the Trustee

The Trustee will be designated by Ally as the initial paying agent, transfer agent and registrar to the notes. The Corporate Trust Office of the Trustee is currently located at 101 Barclay Street, Floor 8W, New York, N.Y. 10286, U.S.A., Attention: Corporate Trust Administration.

The Indenture provides that the Trustee, prior to the occurrence of an Event of Default and after the curing of all such Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in the Indenture. If any such Event of Default has occurred (which has not been cured), the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it by the Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The Indenture also provides that the Trustee or any agent of Ally or the Trustee, in their individual or any other capacity, may become the owner or pledgee of notes with the same rights it would have if it were not the Trustee provided, however, that all moneys received by the Trustee or any paying agent shall, until used or applied as provided in the Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

Governing Law and Consent to Jurisdiction

The Indenture is and the notes will be governed by and will be construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

Except as set forth below, notes will be issued in registered, global form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Initially, the Trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Certain Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the notes for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture governing the notes, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the Trustee or any of our or the Trustee’s agents has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See “—Same-Day Settlement and Payment.” Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.

Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (ii) we at any time determine not to have the notes represented by the Global Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request, but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture governing the notes, and in accordance with the certification requirements set forth in the indenture governing the notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same-Day Settlement and Payment

Payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to notes in certificated form, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of Ally, as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K, filed on October 13, 2010, and the effectiveness of Ally’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference from the aforementioned Form 8-K and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, respectively. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.